As filed with the Securities and Exchange Commission on October 15, 2014

Registration No.  333-169280

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XUMANII INTERNATIONAL HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Nevada	5900	90-0582397
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

9550 South Eastern Ave. Suite 253-A86
Las Vegas, NV 89123
(800) 416-5934
(Address and telephone number of principal executive offices and principal place of business)

National Registered Agents, Inc.
311 Division St. Carson City, Nevada 89703
(800) 550-6724
 (Name, address and telephone number of agent for service)

Copies to:
Bob Bates, CFO, CPA, CVA, CFE
bob@imerjn.com
Telephone No.: (415) 264-0984
Facsimile No.: (617) 208-2968

Approximate date of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

	Amount of shares		Proposed maximum	Proposed maximum	Amount of
Title of each class of	to be		offering price	aggregate	Registration
securities to be registered	Registered		per share (1)	offering price	Fee
Common Stock, par value $0.001 per share, issuable pursuant to Equity Credit Agreement	1,324,339,645	(1)	$0.0001	$132,433	$17.06

(1)
This offering price has been estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the common stock of the Company as reported on the Grey Market (“OTCQB”) on October 10, 2014.

In the event of stock splits, stock dividends, or similar transactions involving the Registrant’s common stock, the number of Shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PROSPECTUS

1,324,339,645 Shares of Common Stock

XUMANII INTERNATIONAL HOLDINGS CORP.

Common Stock

This prospectus relates to the registration of up to 1,324,339,645 shares of our common stock.

Our common stock is quoted on the Grey sheets, under the symbol “XUII”. The last reported sale price of our common stock on the OTCQB on October 10, 2014 was $0.0001 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The date of this Prospectus is October 15, 2014.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” “Xumanii”, or the “Registrant” refer to Xumanii International Holdings Corp., a Nevada corporation.

Overview

Xumanii International Holdings Corp. (“Xumanii”) was incorporated in the State of Nevada on May 6, 2010. The Company maintains its statutory registered agent’s office at Nevada Corporate Headquarter, 101 Convention Center Drive, Suite 700 Las Vegas, Nevada 89109 and the Company’s mailing address and business office is located at 9550 South Eastern Ave. Suite 253-A86 Las Vegas, NV 89123.

The Company's name and trading symbol were changed from Medora Corp. and MORA effective September 7, 2012 to Xumanii, Inc. and XUII, respectively. Subsequently the name was changed to Xumanii International Holdings Corp. Until September 30, 2013, Xumanii was a platform that broadcasted live events in HD with a new technology that combined hardware and a software platform to broadcast from multiple cameras, wirelessly an event with an extremely low production cost.

In October 2013, the business plan for Xumanii was changed to enter into the branded tablet market, app market and pursue acquisitions that may be synergistic to the company’s focus in various technologies.

Recent Developments

            Xumanii announced that it has completed the acquisition of Rocky Mountain Tracking ("RMT") on July 22, 2014. RMT is an established provider of GPS tracking solutions in North America. The Company has signed a definitive agreement to acquire RMT Leasing Inc. and its subsidiary Rocky Mountain Tracking Inc. This transaction is not subject to any further action and is effective immediately.

For the year ended April 30, 2014, RMT generated revenues of $1.3 million and EBITDA of approximately $200,000. Xumanii acquired RMT for $3.1 million, consisting of a combination of cash, a note and preferred stock. Most or all of the employees of RMT will continue with Imerjn.

RMT has been a leading provider of GPS tracking solutions since 2003. It offers several GPS trackers and GPS tracking systems that are ideal for personal or business use. RMT's software is proprietary and enables users to track the movement of virtually anything using superior tracking devices.

As of October 10, 2014, there were 6,077,232,853 shares of our common stock outstanding, of which 4,013,150,438 shares were held by non-affiliates.

During the quarter ended April 30, 2014 Xumanii advanced $541,451 in ACLH, LLC an entity associated with the Company’s CEO. $322,950 of this has been paid back. The remaining balance of $218,501 has been converted into stock of Velocity Data Inc, an entity in which ACLH holds an interest Based on Velocity’s market cap on September 11, 2014 of $25,387,505 ($.265/share x 95,801,907 shares) and the $218,501 investment balance as a percentage of the purchase price of $3.6 million (6%) Xumanii’s investment is worth $1,540,944.

On September 25, 2014 the Company’s stock was suspended by the SEC until October 8, 2014. The reasons cited in the public notice were lack of adequacy or accurateness of press releases. The Company reviews all press releases prior to submission and has support for all items listed, so believes they are accurate and sufficient. The Company will keep investors up to date with the ramifications of this matter. The stock currently trades on the grey sheets -this could present problems for those wishing to conduct regular trading. You should talk with your broker about how to trade during this time.

The Company and primary shareholder approved a 10,000 for 1 stock split and a name change to Imerjn on September 22, 2014. More details of this are in the 14c filing.

Acquisition update/recap:

1)
NTIH-The Company spent many months working with various counsel, lenders and the seller on a telecommunications acquisition. After attempting a 3a10 transaction in the California courts it was determined that the target was not profitable enough to warrant such an extremely complex regulated transaction.

2)	The Gettv acquisition (originally by Inflexion LLC) in February 2014 was assigned to Xumanii at that time

EQUITY FACILITY ANALYSIS

At an assumed purchase price of $0.0001 (equal to the closing price of our common stock of $0.0001 on September 23, 2014), we would receive approximately $132,433 in gross proceeds if all registered shares were sold.  Furthermore, we may receive substantially less than $132,433 in gross proceeds from the financing due to our share price fluctuation, discount to market and other factors relating to the common stock.  The issuance of new shares could cause additional substantial dilution to our stockholders.  We currently have authorized and available for issuance 10,000,000,000 shares of our common stock pursuant to our charter.

The following table sets forth the total number of Shares that would be issued at varying purchase prices for us to receive the entire $5,000,000 in gross proceeds under the Equity Credit Agreement (without accounting for certain fees and expenses):

Assumed Average Purchase Price (1)	Total Number of Shares to be Issued if Full Price		Percentage of Currently Outstanding Shares (2)	Shares Under the Equity Credit Agreement
$0.0001	(3)	50,000,000,000	823%	$5,000,000
$0.0002	(4)	25,000,000,000	411%	$5,000,000
$0.0005	(5)	10,000,000,000	165%	$5,000,000
$0.0010	(6)	5,000,000,000	82%	$5,000,000
$0.0100	(7)	500,000,000	8%	$5,000,000
$0.1000	(8)	50,000,000	1%	$5,000,000

(1)
Under the Equity Credit Agreement, with respect to a Regular Draw Down Notice, if the price falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Equity Credit Agreement provides that Southridge will not purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day.  We may not sell shares to Southridge pursuant to a Fixed Draw Down Notice for a Fixed Purchase Price less than the Fixed Floor Price due to certain equity conditions that must be satisfied in order for us to be eligible to deliver a Fixed Draw Down Notice.

(2)
The denominator is based on 6,077,232,853 shares outstanding as of October 10, 2014, adjusted to include 55,555,556 Commitment Shares that were issued to Southridge as consideration for its commitment to purchase our common stock pursuant to the Equity Credit Agreement. The numerator is based on the number of Shares issuable to Southridge under the Equity Credit Agreement at the corresponding assumed average purchase price set forth in the adjacent column.

(3)	Assumed average purchase price is equal to 100% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

(4)	Assumed average purchase price is equal to 200% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

(5)	Assumed average purchase price is equal to 500% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

(6)	Represents the 1,000% of the closing sale price of our common stock on October 10, 2014.

(7)	Assumed average purchase price is equal to 10,000% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

(8)	Assumed average purchase price is equal to 100,000% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

The following table sets forth the amount of proceeds we would receive from Southridge from the sale of Shares under the Equity Credit Agreement that are registered in this offering at varying purchase prices (without accounting for certain fees and expenses):

Assumed Average Purchase Price (1)	Total Number of Shares to be Issued if Full Price		Percentage of Currently Outstanding Shares (2)	Shares Under the Equity Credit Agreement
$0.0001	(3)	1,324,339,645	21.8%	$132,434
$0.0002	(4)	1,324,339,645	21.8%	$264,868
$0.0005	(5)	1,324,339,645	21.8%	$662,170
$0.0010	(6)	1,324,339,645	21.8%	$1,324,340
$0.0100	(7)	1,324,339,645	21.8%	$13,243,396
$0.1000	(8)	1,324,339,645	21.8%	$132,433,965

(1)
Under the Equity Credit Agreement, with respect to a Regular Draw Down Notice, if the price falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Equity Credit Agreement provides that Southridge will not purchase the pro rata portion of the applicable Draw Down Amount allocated to that trading day.  We may not sell shares to Southridge pursuant to a Fixed Draw Down Notice for a Fixed Purchase Price less than the Fixed Floor Price due to certain equity conditions that must be satisfied in order for us to be eligible to deliver a Fixed Draw Down Notice.

(2)
The denominator is based on 6,077,232,853 shares outstanding as of October 10, 2014. The numerator is based on the number of Shares issuable to Southridge under the Equity Credit Agreement at the corresponding assumed average purchase price set forth in the adjacent column.

(3)	Assumed average purchase price is equal to 100% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

(4)	Assumed average purchase price is equal to 200% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

(5)	Assumed average purchase price is equal to 500% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

(6)	Represents the closing sale price is equal to 1,000% of our common stock on October 10, 2014.

(7)	Assumed average purchase price is equal to 10,000% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

(8)	Assumed average purchase price is equal to 100,000% of the closing sale price of our common stock of $0.0001 on October 10, 2014.

Southridge has agreed that during the term of the Equity Credit Agreement, neither Southridge nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock.  Southridge will not be prohibited from selling any of the shares of our common stock that it owns or that it is obligated to purchase under a pending Draw Down Notice.

The Equity Credit Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. Before Southridge is obligated to purchase any Shares pursuant to a Draw Down Notice, certain conditions specified in the Equity Credit Agreement, none of which are in Southridge's control, must be satisfied, including the following:

•	Each of our representations and warranties in the Equity Credit Agreement must be true and correct in all material respects.

•	We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by us.

•	The registration statement of which this prospectus forms a part must be effective under the Securities Act.

•
We must not have knowledge of any event that could reasonably be expected to have the effect of causing the suspension of the effectiveness of the registration statement of which this prospectus forms a part or the prohibition or suspension of the use of this prospectus.

•	We must have filed with the Commission all required prospectus supplements relating to this prospectus and all periodic reports and filings required to be filed by us under the Exchange Act.

•
Trading in our common stock must not have been suspended by the Commission, the OTCQB or the Financial Industry Regulatory Authority, or FINRA, there must not have been imposed, and we must not have received any notice of, any suspension of electronic trading or settlement services by The Depository Trust Company, and trading in securities generally on the OTCQB must not have been suspended or limited.

•
We must have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Equity Credit Agreement and the Registration Rights Agreement.

•
No statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction shall have been enacted, entered, promulgated, threatened or endorsed which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Equity Credit Agreement and the Registration Rights Agreement.

•
No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced or threatened, and no inquiry or investigation by any governmental authority shall have been commenced or threatened seeking to restrain, prevent or change the transactions contemplated by the Equity Credit Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transaction.

•
The absence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

There is no guarantee that we will be able to meet the foregoing conditions or any of the other conditions in the Equity Credit Agreement or that we will be able to draw down any portion of the Total Commitment available under the Equity Credit Agreement with Southridge.

The obligations of Southridge under the Equity Credit Agreement to purchase shares of our common stock may not be transferred to any other party, and none of the terms or conditions contained in the Equity Credit Agreement may now be amended or waived by the parties. The registration statement of which this prospectus is a part will not cover sales by Southridge’s transferees, notwithstanding Southridge’s right to assign its rights under the Registration Rights Agreement to its affiliates.

The Equity Credit Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Equity Credit Agreement will terminate automatically on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the effective date of the Registration Statement of which this prospectus is a part, (ii) the date on which Southridge purchases the Total Commitment worth of common stock under the Equity Credit Agreement and (iii) the date on which our common stock ceases to be listed or quoted on an eligible trading market under the Equity Credit Agreement. We may terminate the Equity Credit Agreement on one trading day’s prior written notice to Southridge, subject to certain conditions, without fee, penalty or cost. Southridge may terminate the Equity Credit Agreement effective upon one trading day’s prior written notice to us under certain circumstances, including the following:

•
The existence of any condition, occurrence, state of facts or event having, or insofar as reasonably can be foreseen would likely have, any effect on our business, operations, properties or financial condition that is material and adverse to us.

•	We enter into an agreement providing for certain types of financing transactions that are similar to the Equity Credit Agreement with Southridge.

•	Certain transactions involving a change in control of the company or the sale of all or substantially all of our assets have occurred.

•
We are in breach or default in any material respect under any of the provisions of the Equity Credit Agreement or the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us.

•
While Southridge holds any shares issued under the Equity Credit Agreement, the effectiveness of the registration statement that includes this prospectus is suspended or the use of this Prospectus is suspended or prohibited, and such suspension or prohibition continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, subject to certain exceptions.

•	Trading in our common stock is suspended and such suspension continues for a period of five consecutive trading days or for more than an aggregate of 20 trading days in any 365-day period.

•	We have filed for and/or are subject to any bankruptcy, insolvency, reorganization or liquidation proceedings.

The Equity Credit Agreement provides that no termination of the Equity Credit Agreement will limit, alter, modify, change or otherwise affect any of the parties' rights or obligations with respect to any pending Draw Down Notice, and that the parties must fully perform their respective obligations with respect to any such pending Draw Down Notice under the Equity Credit Agreement, provided all of the conditions to the settlement thereof are timely satisfied.

We paid to Southridge a commitment fee for entering into the Equity Credit Agreement equal to $25,000 in the form of 55,555,556 Commitment Shares, calculated using a per share price of $0.0009, representing the lowest trade price of a share of our common stock during the three-trading day period immediately preceding the Closing Date.

We also agreed to pay up to $25,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by Southridge in connection with the preparation, negotiation, execution and delivery of the Equity Credit Agreement and related transaction documentation.

The Equity Credit Agreement also provides for indemnification of Southridge and its affiliates in the event that Southridge incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by us of any of our representations and warranties under the Equity Credit Agreement or the other related transaction documents or any action instituted against Southridge or its affiliates due to the transactions contemplated by the Equity Credit Agreement or other transaction documents, subject to certain limitations.

The issuance of the Commitment Shares and the sale of the Shares to Southridge under the Equity Credit Agreement are exempt from registration under the Securities Act pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of and Regulation D under the Securities Act.

Registration Rights Agreement

In connection with the execution of the Equity Credit Agreement, on the Closing Date, we and Southridge also entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file the registration statement of which this prospectus is a part with the Commission on or prior to the Filing Deadline to register 1,324,339,645 shares of our common stock, and have it declared effective prior to the Effectiveness Deadline.  The effectiveness of the registration statement of which this prospectus is a part is a condition precedent to our ability to sell common stock to Southridge under the Equity Credit Agreement.

We have agreed to file with the Commission one or more additional registration statements to cover all of the securities required to be registered under the Registration Rights Agreement that are not covered by this prospectus, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional registration statements as provided in the Registration Rights Agreement.

We also agreed, among other things, to indemnify Southridge from certain liabilities and fees and expenses of Southridge incident to our obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Southridge has agreed to indemnify and hold harmless us and each of our directors, officers and persons who control us against certain liabilities that may be based upon written information furnished by Southridge to us for inclusion in the registration statement of which this prospectus is a part, including certain liabilities under the Securities Act.

As discussed above, the obligations of Southridge under the Equity Credit Agreement to purchase shares of our common stock may not be transferred to any other party. Southridge may not assign its rights under the Registration Rights Agreement other than to an affiliate of Southridge. The registration statement of which this prospectus is a part will not cover sales by Southridge’s transferees, notwithstanding Southridge’s right to assign its rights under the Registration Rights Agreement to its affiliates. None of the terms or conditions contained in the Registration Rights Agreement may now be amended or waived by the parties.

The foregoing description of the Equity Credit Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Credit Agreement and Registration Rights Agreement, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Corporate Information

Our principal executive offices are located at 9550 South Eastern Ave. Suite 253-A86, Las Vegas, NV 89123. Our telephone number is 800-416-5934. We maintain the corporate website at www.imerjn.com.

Stock Transfer Agent

The Transfer Agent for our common stock is Empire Stock Transfer at 1859 Whitney Mesa Dr. Henderson, NV 89014. The agent’s telephone number is (702) 818-5898.

The Facility

At any time and from time to time during the Commitment Period, the Company may deliver a Put Notice to Investor, subject to the conditions set forth in Section 7.2; provided, however, that the Investment Amount identified in the applicable Put Notice, when taken together with all prior Put Notices, shall not exceed the Maximum Commitment Amount. On the Put Date the Company shall deliver to Investor’s brokerage account estimated put shares equal to the Investment Amount indicated in the Put Notice divided by the Closing Price on the Trading Day immediately preceding the Put Date, multiplied by one hundred twenty five percent (125%) (the “Estimated Put Shares”). On the Trading Date immediately following delivery of the Estimated Put Shares, Investor shall deliver payment by check or wire transfer to the Company an amount equal to the par value of the Estimated Put Shares (“Par Value Payment”).

In the event that, during a Valuation Period, the Closing Price on any Trading Day falls more than twenty five percent (25%) below the average of the closing trade prices for the ten (10) trading days immediately preceding the date of the Company’s Put Notice (a “Low Bid Price”), for each such Trading Day, the parties shall have no right and shall be under no obligation to purchase one tenth (1/10th) of the Investment Amount specified in the Put Notice, and the Investment Amount shall accordingly be deemed reduced by such amount. In the event that during a Valuation Period there exists a Low Bid Price for any three (3) Trading Days—not necessarily consecutive—then the balance of each party’s right and obligation to purchase the Investment Amount under such Put Notice shall terminate on such second Trading Day (“Termination Day”), and the Investment Amount shall be adjusted to include only one-tenth (1/10th) of the initial Investment Amount for each Trading Day during the Valuation Period prior to the Termination Day that the Bid Price equals or exceeds the Low Bid Price.

 The Offering

As of October 10, 2014, there were 6,077,232,853 shares of our common stock outstanding, of which 4,013,150,438 shares were held by non-affiliates. Although the Equity Credit Agreement provides that we may sell up to $5,000,000 of our common stock to Southridge, only 1,324,339,645 shares of our common stock are being offered under this prospectus. If all of the 1,324,339,645 shares offered under this prospectus were issued and outstanding as of October 10, 2014, such shares would represent approximately 26% of the total number of shares of our common stock outstanding and 33% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of October 10, 2014.

At an assumed purchase price of $0.0001 (equal to the closing price of our common stock of $0.0001 on October 10, 2014), and assuming the sale by us to Southridge of all of the 1,324,339,645 Shares, or approximately 21.8% of our issued and outstanding common stock, being registered hereunder pursuant to draw downs under the Equity Credit Agreement, we would receive only approximately $132,433 in gross proceeds.  Furthermore, we may receive substantially less than $132,433 in gross proceeds from the financing due to our share price, discount to market and other factors relating to our common stock.  If we elect to issue and sell more than the 1,324,339,645 Shares offered under this prospectus to Southridge, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders.  Based on the above assumptions, we would be required to register an additional approximately 48,675,660,355 shares of our common stock to obtain the balance of $5,000,000 of the Total Commitment that would be available to us under the Equity Credit Agreement.  We currently have authorized and available for issuance 10,000,000,000 shares of our common stock pursuant to our charter.  The number of shares of our common stock ultimately offered for resale by Southridge is dependent upon a number of factors, including the extent to which Southridge converts the Convertible Note into shares of our common stock and the number of Shares we ultimately issue and sell to Southridge under the Equity Credit Agreement.

The Total Commitment of $5,000,000 was determined based on numerous factors, including our estimated operating expenses for the next 2 years.  While it is difficult to estimate the likelihood that we will need the full Total Commitment, we presently believe that we may need the full Total Commitment under the Equity Credit Agreement.

Common stock offered by Selling Stockholder	1,324,339,645 shares of common stock,

Common stock outstanding before the offering	6,077,232,853 shares of common stock.

Common stock outstanding after the offering	7,401,572,498 shares of common stock.

Use of proceeds
We may receive gross proceeds of up to $5,000,000 from the sale of Shares to Southridge pursuant to the Equity Credit Agreement. The net proceeds received from the sale of Shares pursuant to the Equity Credit Agreement will be used for general corporate and working capital purposes and acquisitions of assets, businesses or operations or for other purposes that our Board of Directors, in its good faith deem to be in the best interest of the company and its stockholders.

OTCQB Trading Symbol	XUII

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of common stock that have been or may be issued by us to Southridge under the Equity Credit Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see “Summary—Recent Developments” and “Equity Credit Agreement With Southridge” above. We are registering the shares of common stock pursuant to the provisions of the Registration Rights Agreement we entered into with Southridge on October 10, 2014, in order to permit the selling stockholder to offer the shares for resale from time to time.  Except for the transactions contemplated by Equity Credit Agreement, and the Registration Rights Agreement, Southridge has not had any material relationship with us within the past three years.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus.  This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of October 10, 2014.  As used in this prospectus, the term “selling stockholder” means Southridge. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering.  We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 6,077,232,853 shares of our common stock outstanding on October 10, 2014. Because the purchase price of the shares of common stock issuable under the Equity Credit Agreement is determined on each settlement date, the number of shares that may actually be sold by the Company under the Equity Credit Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering

	Number(1)	Percent		Number(4)	Percent(2)
Southridge (5)	0	0%	1,324,339,645	1,324,339,645	22%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)
In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Southridge may be required to purchase pursuant to draw downs under the Equity Credit Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Southridge’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum amount of each put of common stock to Southridge under the Equity Credit Agreement is subject to certain agreed upon threshold limitations set forth in the Equity Credit Agreement. Also, under the terms of the Equity Credit Agreement, we may not issue shares of our common stock to Southridge to the extent that Southridge or any of its affiliates would, at any time, beneficially own more than 9.99% of our outstanding common stock.

(2)	Applicable percentage ownership is based on 6,077,232,853 shares of our common stock outstanding as of October 10, 2014.

(3)   At an assumed average purchase price of $.0001, which is equal to the closing sale price of our common stock of on October 10, 2014, we would be required to issue a total of 50,000,000,000 shares of our common stock (or 48,675,660,355 shares in addition to those currently being registered hereby) to obtain the entire $5,000,000 Total Commitment under the Equity Credit Agreement. At an assumed average purchase price of $.0010, which is equal to 1,000% of the closing sale price of our common stock of $.0001 on October 10, 2014, we would be required to issue a total of 5,00,000,000 shares of our common stock (or 3,675,660.355 shares in addition to those currently being registered hereby) to obtain the entire $5,000,000 Total Commitment under the Equity Credit Agreement. Please see the section titled “Equity Credit Agreement With Southridge” elsewhere in this prospectus for a more detailed discussion of the number of shares we may be required to issue at various prices and the percentage of our outstanding shares that such shares would represent.

(4)	Assumes the sale of all shares being offered pursuant to this prospectus.

(5)   The business address of Southridge Partners is 90 Grove Street, Ste 206, Ridgefield, CT 06877. Southridge’s principal business is that of a private investment firm.  We have been advised that Southridge is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Southridge nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.  We have been further advised that Steve Hicks is the Chief Executive Officer and managing member of Southridge and owns all of the membership interests in Southridge, and that Mr. Hicks has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all securities owned directly by Southridge.

Equity Credit Agreement

On September 27, 2013, we entered into the Equity Credit Agreement with Southridge pursuant to which, we have the right, for a twenty-four-month period, commencing on the date of the Equity Credit Agreement (but not before the date which the SEC first declares effective this registration statement) (the “Commitment Period”), of which this prospectus forms a part, registering the resale of the Put Shares by Southridge, to resell the Put Shares purchased by Southridge under the Equity Credit Agreement. As a condition for the execution of the Equity Credit Agreement, we issued 55,555,556 shares of our common stock to Southridge as a commitment fee and to cover legal expenses.

In order to sell shares to Southridge under the Equity Credit Agreement, during the Commitment Period, the Company must deliver to Southridge a written put notice on any trading day (the “Put Date”), setting forth the dollar amount to be invested by Southridge (the “Put Notice”). For each share of our common stock purchased under the Equity Credit Agreement, Southridge will pay of the arithmetic average of the lowest VWAPs reported by Bloomberg Finance L.P. in a ten consecutive trading day period commencing with the date a put notice is delivered (the “Valuation Period”). The Company may, at its sole discretion, issue a Put Notice to Southridge and Southridge will then be irrevocably bound to acquire such shares.

The Equity Credit Agreement provides that the number of Put Shares to be sold to Southridge shall not exceed the number of shares that when aggregated together with all other shares of the Company’s common stock which Southridge is deemed to beneficially own, would result in Southridge owning more than 4.99% of the Company’s outstanding common stock. The Equity Credit Agreement provides that any provision of the Equity Credit Agreement may be amended or waived only by an instrument in writing signed by the party to be charged with enforcement. The Company and Southridge have entered into an enforceable oral agreement that neither will amend or waive any provision in the Equity Credit Agreement that alters the pricing mechanism or the 4.99% ownership cap which will result in the transaction becoming ineligible to be made on a shelf basis under Rule 415(a)(1)(i).

If, during any Valuation Period, the Company (i) subdivides or combines the common stock; (ii) pays a dividend in shares of common stock or makes any other distribution of shares of common stock; (iii) issues any options or other rights to subscribe for or Debenture Shares of common stock and the price per share is less than closing price in effect immediately prior to such issuance; (iv) issues any securities convertible into shares of common stock and the consideration per share for which shares of common stock may at any time thereafter be issuable pursuant to the terms of such convertible securities shall be less that the closing price in effect immediately prior to such issuance; (v) issue shares of common stock otherwise than as provided in the foregoing subsections (i) through (iv) at a price per share less than the closing price in effect immediately prior to such issuance, or without consideration; or (vi) makes a distribution of its assets or evidences of its indebtedness to the holders of common stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law (collectively, a “Valuation Event”), then a new Valuation Period shall begin on the trading day immediately after the occurrence of such Valuation Event and end on the fifth trading day thereafter.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does involve a private offering, Southridge is an “accredited investor” and/or qualified institutional buyer and Southridge has access to information about us and its investment.

Assuming the sale of the entire $5,000,000 in Put Shares being registered hereunder pursuant to the Equity Credit Agreement, we will be able to receive $5,000,000 in gross proceeds. Neither the Equity Credit Agreement nor any rights or obligations of the parties under the Equity Credit Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Credit Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Southridge will periodically purchase our common stock under the Equity Credit Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Southridge to raise the same amount of funds, as our stock price declines.

SUMMARY OF FINANCIAL INFORMATION

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Statements of Operations

For the Year Ended July 31, 2013:

Total revenue	$0

Net loss	$(1,526,562)

Net loss per common share (basic and diluted)	$(0.01)

Weighted average common shares	271,610,552

For the Nine Months ended April 30, 2014 (unaudited):

Total revenue	$80

Net loss	$(1,806,158)

Net loss per common share (basic and diluted)	$(0.01)

Weighted average common shares	315,156,884

Statement of Financial Position
(unaudited)

April 30, 2014

Cash	$200,149

Total current assets	$788,876

Total assets	$1,109,718

Total current liabilities	$2,606,742

Stockholders’ deficit	$(1,497,024)

Total liabilities and stockholders’ deficit	$1,109,718

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this registration statement on Form S-1 entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this registration statement on Form S-1.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in our public filings before making an investment decision with regard to our securities. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND INDUSTRY

We have been primarily a development stage company with a limited operating history on which to evaluate our business or base an investment decision.

Our business prospects are difficult to predict because of our limited operating history, early stage of development and unproven business strategy. We have been a development stage company that has generated no revenues until recently. In particular, we have not proven that we can market and sell products in a manner that enables us to be profitable and meet customer requirements, develop intellectual property to enhance Xumanii’s products, develop and maintain relationships with key manufacturers and strategic partners to extract value from our products, raise sufficient capital in the public and/or private markets, or respond effectively to competitive pressures. If we are unable to accomplish these goals, our business is unlikely to succeed and you should consider our prospects in light of these risks, challenges and uncertainties.

We have little revenue to date and have incurred losses.

Our auditors have expressed uncertainty as to our ability to continue as a going concern as of our fiscal year ended July 31, 2013. Furthermore, since inception we have not generated significant revenues. As of April 30, 2014, we had an accumulated deficit of $3,597,483. We anticipate that our existing cash and cash equivalents will not be sufficient to fund our longer term business needs and we will need to generate revenue or receive additional investment in the Company to continue operations. Such financing may not be available in sufficient amounts, or on terms acceptable to us and may dilute existing stockholders.

If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded almost entirely from the proceeds from debt and equity financings. We expect to require substantial additional capital in the near future to develop our products and conduct acquisitions. We may not be able to obtain additional financing on terms acceptable to us, or at all. Even if we obtain financing for our near term operations, we expect that we will require additional capital beyond the near term. If we are unable to raise capital when needed, our business, financial condition and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue some or all of our operations.

We face intense competition which could prohibit us from developing a customer base and generating revenue.

The industries within which we compete are highly competitive with companies that have greater capital resources, facilities and diversity of product lines. Additionally, if demand for Xumanii’s products continues to grow, we expect many new competitors to enter some of the markets as there are no significant barriers to entry. More established technology companies with much greater financial resources which do not currently compete with us may be able to easily adapt their existing operations to product development. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products or that competition in the industry will not lead to reduced prices for our products. Our competitors may also introduce new products which could also increase competition and decrease demand for our products.

Inability to protect our proprietary rights could damage our competitive position.

Our business will be heavily dependent upon the intellectual property we develop or acquire. Any infringement or misappropriation of our intellectual property could damage its value and limit our ability to compete. We will rely on patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. We may have to engage in litigation to protect the rights to our intellectual property, which could result in significant litigation costs and require a significant amount of our time. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us.

Competitors may also harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable to effectively enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

A successful claim of infringement against us could result in a substantial damage award and materially harm our financial condition. Even if a claim against us is unsuccessful, we would likely have to devote significant time and resources to defending against it.

We may also find it necessary to bring infringement or other actions against third parties to seek to protect our intellectual property rights. Litigation of this nature, even if successful, is often expensive and disruptive of a company’s management’s attention, and in any event may not lead to a successful result relative to the resources dedicated to any such litigation.

The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending. As a result, we may not be able to maintain our existing customers or attract new customers, or we may be forced to reduce our prices. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our product sales and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find sources of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

The failure to hire additional employees could harm our business.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

Our success depends upon the skills, knowledge and experience of our technical personnel, our consultants and advisors as well as our licensors and contractors. Because we operate in a highly competitive field, we will rely significantly on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Failure to effectively manage growth of internal operations and business may strain our financial resources.

We intend to significantly expand the scope of our operations in the near term. Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	The need for continued development of our financial and information management systems;

•	The need to manage strategic relationships and agreements with manufacturers, customers and partners; and

•	Difficulties in hiring and retaining skilled management, technical and other personnel necessary to support and manage our business.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified management and other personnel. Our failure to successfully manage growth could result in our sales not increasing commensurately with capital investments. Our inability to successfully manage growth could materially adversely affect our business.

If we are unable to continually innovate and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to develop new products and other technologies that appeal to our customers. This depends, in part, on the technological and creative skills of our personnel and on our ability to protect our intellectual property rights. We may not be successful in the development, introduction, marketing and sourcing of new technologies or innovations, that satisfy customer needs, achieve market acceptance or generate satisfactory financial returns.

Our business depends substantially on the continuing efforts of our executive officers and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our President and Chief Executive Officer, and Chairman of the Board of Directors, Mr. Adam Radly. We do not maintain key man life insurance on any of our executive officers and directors. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Our officers and directors have significant control over shareholder matters and the minority shareholders will have little or no control over our affairs.

Parties associated with our officers and directors currently own approximately 15% of our outstanding common stock, and through the ownership of preferred stock, have approximately 52% of shareholder voting power, and thus significant control over shareholder matters, such as election of directors, amendments to its Articles of Incorporation, and approval of significant corporate transactions; as a result, the Company’s minority shareholders will have little or no control over its affairs.

We may be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. As of July 31, 2013 and April 30, 2014, the management of the Company assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Management concluded, as of the fiscal year ended July 31, 2013 and as of April 30, 2014, that its internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management realized there were deficiencies in the design or operation of our internal control that adversely affected our internal controls which management considers to be material weaknesses including those described below:

•
lack of a functioning audit committee due to a lack of a majority of independent members and a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures;

•	inadequate segregation of duties consistent with control objectives; and

•	ineffective controls over period end financial disclosure and reporting processes.

Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. No assurance can be given that we will be able to fully comply with Section 404 or that we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year-end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

Our insurance coverage may be inadequate to cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. While we intend to maintain insurance for certain risks, the amount of our insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations. We do not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

Our shares of common stock are thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Although our common stock is quoted on the Over-the-Counter Bulletin Board, our shares of common stock are thinly traded sometimes and the price of our common stock, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result holders of our securities may not find purchasers our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

If a more active market should develop, the price of our shares of common stock may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in our securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a “penny stock”. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We expect to experience volatility in our stock price, which could negatively affect stockholders’ investments.

Although our common stock is quoted on the OTCBB under the symbol “XUII”, there is a limited public market for our common stock. No assurance can be given that an active market will continue or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all. The combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the volatility of our common stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources.

Stockholders should also be aware that, according to SEC Release No. 34-29093, the market for “penny stock”, such as our common stock, has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to our company and stockholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Certain restrictions on the extent of puts may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Equity Credit Agreement, and as such, Southridge may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing stockholders.

Southridge has agreed to refrain from holding an amount of shares which would result in Southridge owning more than 4.99% of the then-outstanding shares of our common stock at any one time. These restrictions, however, do not prevent Southridge from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, Southridge could sell more than 4.99% of the outstanding common stock in a relatively short time frame while never holding more than 4.99% at one time.

Because Southridge will be paying less than the then-prevailing market price for our common stock, your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the Equity Credit Agreement.

The common stock to be issued to Southridge pursuant to the Equity Credit Agreement will be purchased at a price equal to 90% of the arithmetic average of the lowest VWAPs that equal or exceed the applicable Floor Price during the applicable Pricing Period in a ten consecutive trading day period commencing with the date a put notice is delivered. Because the put price is lower than the prevailing market price of our common stock, to the extent that the put right is exercised, your ownership interest may be diluted. Southridge has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Southridge sells the shares, the price of our common stock could decrease. If our stock price decreases, Southridge may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further adverse impact on our stock price.

The Equity Credit Agreement’s pricing structure may result in dilution to our stockholders.

Pursuant to the Equity Credit Agreement, Southridge committed to purchase, subject to certain conditions, up to $5,000,000 of our common stock over a sixteen-month period. If we sell shares to Southridge under the Equity Credit Agreement, it will have a dilutive effect on the holdings of our current stockholders, and may result in downward pressure on the price of our common stock. If we draw down amounts under the Equity Credit Agreement, we will issue shares to Southridge at a discount. If we draw down amounts under the Equity Credit Agreement when our share price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Issuances in the face of a declining share price will have an even greater dilutive effect than if our share price were stable or increasing, and may further decrease our share price.

The sale or issuance of our common stock to Southridge at a discount may cause substantial dilution and the resale of the shares of common stock by Southridge into the public market, or the perception that such sales may occur, could cause the price of our common stock to fall.

Under the Equity Credit Agreement with Southridge, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct Southridge to purchase up to $5,000,000 of our shares of common stock over a 24-month period. We are registering an aggregate of 1,324,339,645 shares of common stock in the registration statement of which this prospectus is a part pursuant to the Registration Rights Agreement.  Notwithstanding Southridge’s beneficial ownership limitation set forth in the Equity Credit Agreement, if all of the 1,324,339,645 shares offered under this prospectus were issued and outstanding as of October 10, 2014, such shares would represent approximately 22% of the total number of shares of our common stock outstanding and 33% of the total number of outstanding shares of our common stock held by non-affiliates, in each case as of October 10, 2014.  The number of shares ultimately offered for sale by Southridge under this prospectus is dependent upon a number of factors, including the number of Shares we ultimately issue and sell to Southridge under the Equity Credit Agreement.  Because the actual purchase price for the Shares that we may sell to Southridge will fluctuate based on the market price of our common stock during the term of the Equity Credit Agreement, we are not able to determine at this time the exact number of shares of our common stock that we will issue under the Equity Credit Agreement and, therefore, the exact number of shares we will ultimately register for resale under the Securities Act.

Specifically, because the per share purchase price for the Shares subject to a Regular Draw Down Notice will be equal to 90.0% of the arithmetic average of the VWAPs over a certain number of trading days during the applicable Pricing Period as set forth in the Equity Credit Agreement, Southridge will pay less than the then-prevailing market price for the Shares subject to a Regular Draw Down Notice, and the actual purchase price for the Shares that we may sell to Southridge pursuant to a Regular Draw Down Notice will fluctuate based on the VWAP of our common stock during the term of the Equity Credit Agreement.  As a result of this discount, Southridge may have a financial incentive to sell our common stock immediately to realize the profit equal to the difference between the purchase price and the market price. If Southridge sells the common stock, the market price of our common stock could decrease.  If the market price of our common stock decreases, Southridge may have a further incentive to sell the common stock that it holds.  These sales may have a further impact on the market price of our common stock.

Moreover, there is an inverse relationship between the market price of our common stock and the number of shares of our common stock that may be sold pursuant to the Equity Credit Agreement.  That is, the lower the market price, the more shares of our common stock that may be sold under the Equity Credit Agreement.  Accordingly, if the market price of our common stock decreases (whether such decrease is due to sales by Southridge in the market or otherwise) and, in turn, the purchase price of our common stock sold to Southridge under the Equity Credit Agreement decreases, this could allow Southridge to receive greater numbers of shares of our common stock pursuant to draw downs under the Equity Credit Agreement.  Although the number of shares of our common stock that our existing stockholders own will not decrease, the common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such sales to Southridge.  Depending on market liquidity at the time, the sale of a substantial number of shares of our common stock to Southridge at a discount to the then-prevailing market price for our common stock under the Equity Credit Agreement, and the resale of such shares by Southridge into the public market, or the perception that such sales may occur, could cause the trading price of our common stock to decline, result in substantial dilution to existing stockholders and make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

For a tabular disclosure of the number of securities and percentage ownership to be issued assuming we sell all the securities on the registration statement and assuming sales to Southridge at various discounts to our current market price, please see “Equity Credit Agreement With Southridge” on page 11 of this prospectus.

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

The price per share of our common stock being offered pursuant to this prospectus may be substantially higher than the net tangible book value per share of our common stock.  Therefore, if you purchase shares of common stock in this offering at the current market value, you may suffer immediate and substantial dilution in the pro forma net tangible book value per share of common stock. See the section entitled “Dilution” elsewhere in this prospectus for a more detailed discussion of the dilution you may incur if you purchase shares in this offering.

If we issue additional shares in the future, whether in connection with a financing or in exchange for services or rights, it will result in the dilution of our existing stockholders.

Our articles of incorporation authorize the issuance of up to 10,000,000,000 shares of common stock with a par value of $0.00001 per share, and 100,000,000 shares have been designated as “blank check” preferred stock A and 100,000,000 shares have been designated as “blank check” preferred stock B. Our Board of Directors may choose to issue additional shares to acquire one or more companies or properties, to fund our overhead and general operating requirements and in exchange for services rendered to the Company. Such issuances may not require the approval of our stockholders. We have previously issued shares of our common stock in exchange for services provided to the Company and for certain rights, including as consideration for intellectual property rights. Any future issuances may reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares in the future, such issuance will reduce the proportionate ownership and voting power of all current stockholders.

We may not be able to access sufficient funds pursuant to the terms of the Equity Credit Agreement.

Our ability to put shares to Southridge and obtain funds pursuant to the terms of the Equity Credit Agreement is limited, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Southridge at any one time, which is determined in part by the trading price of our common stock, and a limitation on Southridge’s obligation to purchase if such purchase would result in Southridge beneficially owning more than 4.99% of our common stock. Accordingly, we may not be able to access sufficient funds when needed.

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Funding from our Equity Credit Agreement with Southridge may be limited or insufficient to fund our operations or to implement our strategy.

Under our Equity Credit Agreement with Southridge, upon effectiveness of the registration statement of which this prospectus is a part, and subject to other conditions, we may direct Southridge to purchase up to $5,000,000 of our shares of common stock over a 24-month period. Although the Equity Credit Agreement provides that we may sell up to $5,000,000 of our common stock to Southridge, only 1,324,339,645 shares of our common stock are being offered under this prospectus.

At an assumed purchase price of $.0001 (equal to the closing price of our common stock of $.0001 on October 10, 2014), and assuming the sale by us to Southridge of all of the 1,324,339,645 Shares, or approximately 21.8% of our issued and outstanding common stock, being registered hereunder pursuant to draw downs under the Equity Credit Agreement, we would receive only approximately $132,433 in gross proceeds.  Furthermore, we may receive substantially less than $132,433 in gross proceeds from the financing due to our share price, discount to market and other factors relating to our common stock.  If we elect to issue and sell more than the 1,324,339,645 Shares offered under this prospectus to Southridge, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional Shares, which could cause additional substantial dilution to our stockholders.  Based on the above assumptions, we would be required to register an additional approximately 48,675,660,355 shares of our common stock to obtain the balance of $5,000,000 of the Total Commitment that would be available to us under the Equity Credit Agreement.  We currently have authorized and available for issuance 10,000,000,000 shares of our common stock pursuant to our charter.  Depending on the price at which Shares are ultimately sold, we may have to increase the number of our authorized shares in order to issue Shares to Southridge.

There can be no assurance that we will be able to receive all or any of the Total Commitment from Southridge because the Equity Credit Agreement contains certain limitations, restrictions, requirements, conditions and other provisions that could limit our ability to cause Southridge to buy common stock from us.  For instance, we are prohibited from issuing a Draw Down Notice if the amount requested in such Draw Down Notice exceeds the Maximum Regular Draw Down Amount, in the case of a Regular Draw Down Notice, or exceeds the Maximum Fixed Draw Down Amount, in the case of a Fixed Draw Down Notice, or the sale of Shares pursuant to the Draw Down Notice would cause us to sell or Southridge to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by Southridge of more than 9.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder).  Moreover, there are limitations with respect to the frequency with which we may provide Draw Down Notices to Southridge under the Equity Credit Agreement.  Also, as discussed above, there must be an effective registration statement covering the resale of any Shares to be issued pursuant to any draw down under the Equity Credit Agreement, and the registration statement of which this prospectus is a part covers the resale of only 1,324,339,645 Shares that may be issuable pursuant to draw downs under the Equity Credit Agreement. These registration statements may be subject to review and comment by the staff of the Commission, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured.

The extent to which we rely on Southridge as a source of funding will depend on a number of factors, including the amount of working capital needed, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Southridge were to prove unavailable or prohibitively dilutive, we would need to secure another source of funding. Even if we sell all $5,000,000 of common stock under the Equity Credit Agreement with Southridge, we may still need additional capital to fully implement our current business, operating plans and development plans in future years if we don’t generate sufficient profits.

We may use the net proceeds from sales of our common stock to Southridge pursuant to the Equity Credit Agreement in ways with which you may disagree.

We intend to use the net proceeds from sales of our common stock to Southridge pursuant to the Equity Credit Agreement for working capital and general corporate purposes.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from sales of common stock to Southridge pursuant to the Equity Credit Agreement.  Accordingly, we will have significant discretion in the use of the net proceeds of sales of common stock to Southridge pursuant to the Equity Credit Agreement.  It is possible that we may allocate the proceeds differently than investors in this offering desire or that we will fail to maximize our return on these proceeds.  We may, subsequent to this offering, modify our intended use of the proceeds from sales of common stock to Southridge pursuant to the Equity Credit Agreement to pursue strategic opportunities that may arise, such as potential acquisition opportunities.  You will be relying on the judgment of our management with regard to the use of the net proceeds from the sales of common stock to Southridge pursuant to the Equity Credit Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  Any failure to apply the proceeds from sales of common stock to Southridge pursuant to the Equity Credit Agreement effectively could have a material adverse effect on our business and cause a decline in the market price of our common stock.

USE OF PROCEEDS

Selling Security Holders may sell all of the common stock offered by this Prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock. We may; however, receive up to aggregate gross proceeds of $5,000,000 if all shares of common stock are sold to Southridge pursuant to the Equity Credit Agreement. Any such proceeds we receive will be used for working capital and general corporate matters.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock. Selling Security Holders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

SELLING SECURITY HOLDERS

The Put Shares

We agreed to register for resale $5,000,000 of Put Shares that we will put to Southridge pursuant to the Equity Credit Agreement. In accordance with Rule 415(a)(1)(i), we are registering 1,324,339,645 Put Shares in this offering. The Equity Credit Agreement provides that Southridge is committed to purchase up to $5,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Equity Credit Agreement. We will not receive any proceeds from the sale of these shares of common stock offered by Southridge. However, we will receive proceeds from the sale of our Put Shares under the Equity Credit Agreement. The proceeds will be used for working capital or general corporate purposes.

Southridge is the potential purchaser of our common stock under the Equity Credit Agreement. The $5,000,000 of Put Shares offered in this prospectus is based on the Equity Credit Agreement between Southridge and us. Southridge may from time to time offer and sell any or all of the Put Shares that are registered under this prospectus. The put option price is 90% of the arithmetic average of the lowest daily VWAP of our common stock of our common stock reported by Bloomberg Finance L.P. in a ten consecutive trading day period commencing with the date a put notice is delivered.

We are unable to determine the exact number of shares that will actually be sold by Southridge according to this prospectus due to:

•	the ability of Southridge to determine when and whether it will sell any of the Put Shares under this prospectus; and

•	the uncertainty as to the number of Put Shares that will be issued upon exercise of our put options under the Equity Credit Agreement.

The following information contains a description of how Southridge shall acquire the shares to be sold in this offering. Southridge has not held a position or office, or had any other material relationship with us, except as follows.

Southridge is a limited liability company organized and existing under the laws of the state of Connecticut. All investment decisions of, and control of, Southridge is held by Steve Hicks. Mr. Hicks has voting and investment power over the shares beneficially owned by Southridge. To the extent such shares are offered for sale through a Put Notice, Southridge will acquire all shares being registered in this offering in the financing transactions with us.

Southridge intends to sell up to $5,000,000 of shares of our common stock pursuant to the Equity Credit Agreement under this prospectus. On September 27, 2013, the Company and Southridge entered into the Equity Credit Agreement pursuant to which we have the opportunity, for a sixteen-month period commencing on the date of the Equity Credit Agreement (but not before the date which the SEC first declares effective this registration statement), to sell shares of our common stock. For each share of our common stock purchased under the Equity Credit Agreement, Southridge will pay 90% of the arithmetic average of the lowest daily VWAP of our common stock of our common stock reported by Bloomberg Finance L.P. in a ten consecutive trading day period commencing with the date a put notice is delivered. As a condition for the execution of the Equity Credit Agreement, we issued 55,555,556 shares of our common stock to Southridge as commitment and legal fees.

We are relying on an exemption from the registration requirements of the Securities Act for the private placement of our securities under the Equity Credit Agreement pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, Southridge is an “accredited investor” and/or qualified institutional buyer and Southridge has access to information about us and its investment.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Equity Credit Agreement. These risks include dilution of stockholders and significant decline in our stock price.

Southridge will periodically Debenture Shares of our common stock under the Equity Credit Agreement and will in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require us to issue increasing numbers of shares to Southridge to raise the same amount of funds, as our stock price declines.

Southridge is an “underwriter” within the meaning of the Securities Act.

The Selling Security Holders Table

The following table sets forth the names of the Selling Security Holders, the number of shares of common stock beneficially owned by each Selling Security Holder as of the date hereof and the number of shares of common stock being offered by each Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares nor are the Selling Security Holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders. The “Amount Beneficially Owned After Offering” column assumes the sale of all shares offered.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
Southridge (4)	0	0%	1,324,339,645	1,324,339,645	22%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)
In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Southridge may be required to purchase under the Equity Credit Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Southridge’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, the maximum dollar value of each put of common stock to Southridge under the Equity Credit Agreement is subject to certain agreed upon threshold limitations set forth in the Equity Credit Agreement. Also, under the terms of the Equity Credit Agreement, we may not issue shares of our common stock to Southridge to the extent that Southridge or any of its affiliates would, at any time, beneficially own more than 4.99% of our outstanding common stock.

(2)	Applicable percentage ownership is based on 6,077,232,853 shares of our common stock outstanding as of October 10, 2014.

(3)	Assumes the sale of all shares being offered pursuant to this prospectus.

(4)
The business address of Southridge is 90 Grove Street, Ste 206, Ridgefield, CT 06877. Southridge’s principal business is that of a private investment firm.  We have been advised that Southridge is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, and that neither Southridge nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.  We have been further advised that Joshua Hicks is the Chief Executive Officer of Southridge and owns all of the membership interests in Southridge, and that Mr. Hicks has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all securities owned directly by Southridge.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by the Selling Security Holders in connection with the sale of the Debenture Shares.

Neither the Selling Security Holders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

PLAN OF DISTRIBUTION

We are registering shares of common stock that have been or may be issued by us from time to time to Southridge under the Equity Credit Agreement and upon conversion of the Convertible Note to permit the resale of these shares of common stock after the issuance thereof by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may decide not to sell any shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. With respect to the shares of common stock that have been and may be issued pursuant to the Equity Credit Agreement, Southridge is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, and with respect to any other shares of common stock, Southridge may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the selling stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Southridge has advised us that it will use an unaffiliated broker-dealer to effectuate all re-sales of our common stock. To our knowledge, Southridge has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Southridge is (with respect to shares of common stock issued under the Equity Credit Agreement) and may be deemed to be (with respect to any other shares of common stock), and any other selling stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, Southridge will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market in accordance with the rules of NASDAQ;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Southridge has informed us that each such broker-dealer will receive commissions from Southridge which will not exceed customary brokerage commissions. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Southridge has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $2,500 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, Southridge will pay all selling commissions, concessions and discounts, and other amounts payable to underwriters, dealers or agents, if any, as well as transfer taxes and certain other expenses associated with the sale of the shares of common stock. We have agreed to indemnify Southridge and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Southridge has agreed to indemnify us against liabilities under the Securities Act that may arise from any written information furnished to us by Southridge specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following summary includes a description of material provisions of our capital stock.

Authorized and Outstanding Securities

Our authorized share capital consists of 10,000,000,000 shares of common stock, par value $0.00001 per share, of There are 100,000,000 shares designated as “blank check” preferred stock A and 100,000,000 shares designated as “blank check” preferred stock B. As of October 10, 2014, there were 6,077,232,853 shares of our common stock and 15,000,000 shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights, preemptive rights or sinking fund provisions with respect to the common stock.

Series A Preferred Stock

The following is a summary of the material rights and restrictions associated with our Series A Preferred Stock. Each share of Series A Preferred Stock is convertible on a one-for-one basis into common stock and has all of the voting rights that the holders of our common stock has and so long as any shares of Series A Preferred Stock are outstanding, The Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:

(1)         amend our Articles of Incorporation or Bylaws;

(2)         change or modify the rights, preferences or other terms of the Series A Preferred Stock, or increase or decrease the number of authorized shares of Series A Preferred Stock;

(3)         reclassify or recapitalize any outstanding equity securities, or authorize or issue, or undertake an obligation to authorize or issue, any equity securities (or any debt securities convertible into or exercisable for any equity securities) having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

(4)         authorize or effect any transaction constituting a Liquidation Event (as defined in this subparagraph) under these Articles, or any other merger or consolidation of the Company. For purposes of these Articles, a “Deemed Liquidation” shall mean: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Copmany’s assets (including an irrevocable or exclusive license with respect to all or substantially all of the Company’s intellectual property); (B) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in which the holders of capital stock of the Company as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity (or its parent entity)), (C) authorize or effect any transaction liquidation, dissolution or winding up of the Company, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, or (ii) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series A Preferred Stock;

(6)         declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors);

(7)         redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Company has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors).

(8)         amend any stock option plan of the Company, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(9)         replace the President and/or Chief Executive Officer of the Company (unless approved by the Board of Directors); or

(10)       transfer assets to any subsidiary or other affiliated entity.

Series B Preferred Stock

The following is a summary of the material rights and restrictions associated with our Series B Preferred Stock.  Each share of Series B Preferred Stock is (i) convertible, at the option of the holder, on a 1-for-1 basis, into shares of common stock (subject to stock dividends, stock splits and the like) of the Company, (ii) automatically converts into shares common stock immediately prior to a merger, sale of assets, share exchange, or other reorganization, and (iii) has voting rights equal to 1 shares of common stock (subject to stock dividends, stock split and the like).

Registration Rights

Southridge Registration Rights

In accordance with the Registration Rights Agreement (“Rights Agreement”) entered into with Southridge, Southridge is entitled to certain rights with respect to the registration of the shares of common stock issued in connection with the Equity Credit Agreement (the “Registrable Securities”).

We are obligated to file a registration statement with respect to the Registrable Securities. Upon becoming effective, such registration statement shall remain effective at all times until the earliest of (i) the date that is three months after the completion of the last sale of common shares under the Equity Credit Agreement, or (ii) the date Southridge no longer owns any of the Registrable Securities. We must also use all commercially reasonable efforts to register and/or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as Southridge may reasonably request and in which significant volumes of shares of our common stock are traded.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of Southridge.

Financing Stockholder Registration Rights

In accordance with the Registration Rights Agreement entered into with the Debenture Holders, the Debenture Holders are entitled to certain rights with respect to this registration statement and with respect to future securities.

We are obligated to file a registration statement with respect to the shares of common stock held by the Debenture Holders and the common stock issuable upon conversion of the Debentures held by the Debenture Holders when we file a registration statement (except on Form S-1 and Form S-4) for any other purpose.  We must use commercially reasonable best efforts to keep such registration statement continuously effective until all registrable securities covered by such registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect.

All fees and expenses incident to the performance of or compliance with, the Financing Rights Agreement by the Company shall be borne by the Company

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Registrar

The Transfer Agent for our common stock is Empire Stock Transfer at 1859 Whitney Mesa Dr., Henderson, Nevada 89104. West Coast Stock Transfer’s telephone number is (702) 818-5898.

Indemnification of Officers and Directors

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the Company’s Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, exe

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the Company provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements as of July 31, 2013 and 2012 and the years then ended and for the period from May 6, 2010 (inception) to July 31, 2013 included in this prospectus and in the registration statement have been audited by GBH CPAs, PC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Law Offices of Michael Littman, Esq.

DESCRIPTION OF BUSINESS

Our Corporate History and Background

Xumanii International Holdings Corp. (“Xumanii” or the “Company”) was incorporated in the State of Nevada on May 6, 2010. The Company maintains its statutory registered agent’s office at Nevada Corporate Headquarter, 101 Convention Center Drive, Suite 700 Las Vegas, Nevada 89109 and the Company’s mailing address and business office is located at 9550 South Eastern Ave. Suite 253-A86, Las Vegas, Nevada 89123.

The Company's name and trading symbol were changed from Medora Corp. and MORA effective September 7, 2012 to Xumanii, Inc. and XUII, respectively. Subsequently, the name was changed to Xumanii International Holdings Corp.

Xumanii was a platform that broadcasted live events in HD with a new technology that combines hardware and a software platform to broadcast from multiple cameras, wirelessly an event with an extremely low production cost until September 30, 2013. In October 2013, the business plan for Xumanii was changed to enter into the branded tablet market, app market and pursue acquisitions that may be synergistic to the company’s focus in various technologies.

In October 2013, the business plan for Xumanii was changed to enter into the branded tablet market, cloud storage market and app market and pursue acquisitions that may be synergistic to the company’s focus in various technologies.

Subsequent to the acquisition of RMT July 21, 2014  we now have a division related to GPS and other tracking technologies. The Company’s new website is www.imerjn.com.

Product information and Marketing Strategy

The Company offers 10-inch tablet computer. The tablets run on the Google Android operating system.

The 10-inch tablet, named Imerjn 10,  includes a combination of features and pricing that will enable Imerjn to effectively compete with the major tablet brands including the Google Nexus and Apple iPad Air. The features include a 1.5 GHz quad core processor. This is the same as the Google Nexus (1.5 GHz) and a little higher than the iPad Air (1.4 GHz). The Imerjn tablets have a USB port, extendable memory and Bluetooth.

According to research from International Data Corporation, shipments of tablets will exceed all PCs in the fourth quarter of 2013 and, by 2015, annual shipments of tablets are projected to be higher than those of all PCs (calculated on a unit basis). IDC projects that 227 million tablets will be shipped in 2013, compared to 134 million desktop PCs and 180 million laptops. The projected total growth rate for tablets over the next four years is expected to be 79 percent. This is even higher than the projected growth rate for smart phones which is expected to be 71 percent over the same period of time. We will also be offering many pre-loaded apps on the tablets and they will include some proprietary Imerjn apps.

We offer our products on Amazon.com and our website.

Acquisition

On July 25, 2014, Xumanii announced that it has completed the acquisition of Rocky Mountain Tracking ("RMT"), an established provider of GPS tracking solutions in North America. The Company has signed a definitive agreement to acquire RMT Leasing Inc. and its subsidiary Rocky Mountain Tracking Inc. This transaction is not subject to any further action and is effective immediately.

For the year ended April 30, 2014, RMT generated revenues of $1.3 million and EBITDA of approximately $200,000. Xumanii acquired RMT for $3.1 million, consisting of a combination of cash, a note and preferred stock. Most or all of the employees of RMT will continue with Imerjn.

RMT has been a leading provider of GPS tracking solutions since 2003. It offers several GPS trackers and GPS tracking systems that are ideal for personal or business use. RMT's software is proprietary and enables users to track the movement of virtually anything using superior tracking devices.

Competition

Two main manufacturers and distributors currently dominate the market in which we compete: Apple and Google. These companies have been in business for several years, and we estimate they collectively make up over 50% of the market. In addition, there are several smaller distribution companies competing for market share. We believe that pricing and name recognition are primary drivers in capturing market share, and that offering similar products at discounted pricing helps reduce the barriers to entry. The 2 large manufacturers have both the size and scope to create significant barriers to entry for smaller companies like Xumanii.

Growth Strategy

Our Strategy:

•
Fragmented product market consists of smaller scale inefficient manufacturers and distribution companies. Our experienced management team can build brand recognition and we can maximize productivity, provide low price products and generate profitability;

•	Acquiring unique companies in related technology areas where barriers to entry are high and margins arerobust providing them with a broader outlet for their products

Intellectual Property

We rely on a combination of trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights, which are primarily our brand names, product designs and marks. We own a patent related to mobile transaction processing.

Government Regulation and Approvals

We are not aware of any governmental regulations or approvals required for any of our products.

Employees

As of the date hereof, we have 4 employees who work full-time and various part-time consultants.

PROPERTIES

Description of Properties

We do not own any real estate or other physical properties material to our operations. Our executive offices are located at 9550 South Eastern Ave. Suite 253-A86, Las Vegas, NV 89123, and our telephone number is (800) 416-5934.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is quoted on the OTCQB under the symbol XUII. The closing bid price for our stock as of October 10, 2014 was $0.0001.

The following is the range of high and low bid prices for our common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	BID PRICE PER SHARE
	HIGH	LOW

Three Months Ended October 31, 2012	n/a	n/a
Three Months Ended January 31, 2013	$0.1000	$0.1000
Three Months Ended April 30, 2013	$0.1000	$0.1000
Three Months Ended July 31, 2013	$0.4000	$0.4000
Three Months Ended October 31, 2013	$0.0350	$0.0271
Three Months Ended January 31, 2014	$0.0560	$0.0160
Three Months Ended April 30, 2014	$0.0245	$0.0070
Three Months Ended July 31, 2014	$0.0090	$0.0009

Stockholders

As of October 10, 2014, there were 6,077,232,853 shares of common stock issued and outstanding held by approximately 15,000 stockholders of record (including street name holders). This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our Board of Directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our Board of Directors has complete discretion on whether to pay dividends. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

Penny Stock Regulations

The Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the year ended July 31, 2013 and 2012 and the quarters ended April 30, 2014 and 2013 should be read in conjunction with the financial statements and related notes and the other financial information that are included elsewhere in this Registration Statement. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this registration statement on Form S-1. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.  Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

Overview

We have been a start-up company and have not yet generated or realized much revenues from our business operations.

Our auditors have raised substantial doubt as to our ability to continue as an on-going business for the next 12 months. We have not generated much revenue, and have only recently located businesses willing to distribute our products.

To meet our need for cash, we have raised funds from third party loans. We cannot guarantee that since we have adopted and implemented a new business plan and have begun operations that we will stay in business after twelve months. We may quickly use up our current cash and will need to find alternative sources, such as a second public offering, or a private placement of securities in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than from the loans that have been received and similar ones we are contemplating. If we need additional cash and cannot raise it, we may either have to suspend operations until we do raise the cash, or cease operations entirely. If we need more money, we will have to revert to obtaining additional funds as described above.

Plan of Operation

Our business plan for Xumanii is to enter the branded tablet market, app market and pursue acquisitions that may be synergistic to the company’s focus in various technologies.

Currently, we do not have any future arrangements or commitments in place other than those listed above to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, or expand our operations. Equity financing could result in additional dilution to our existing stockholders. We anticipate that we will need to meet our ongoing cash requirements through the generation of revenue or equity and/or debt financing.

We intend to meet our cash requirements for the short term by generating revenue and, if possible, through a combination of debt financing and equity financing by way of private placements.  We currently do not have any arrangements or commitments in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

If we are not able to raise all monies needed to fully implement our business plan for the next year as anticipated, we will scale our business development in line with available capital.  Our primary priority in that scenario would be to retain our reporting status with the SEC which means that we would first ensure that we have sufficient capital to cover our legal and accounting expenses.  Once these costs are accounted for, in accordance with how much financing we are able to secure, we will focus on market awareness, and servicing costs as well as marketing and advertising to social media marketing websites.  We will likely not expend funds on the remainder of our planned activities unless we have the required capital.

Results of Operations

Year Ended July 31, 2013 Compared to Year Ended July 31, 2012

Revenue

We had no revenues for the years ended July 31, 2013 and 2012.

Operating expense

For the years ended July 31, 2013 and 2012, we incurred operating expense of $1,465,722 and $215,761, respectively. The increase was due to the streaming business stopping in August 2013.

Other expense

For the years ended July 31, 2013 and 2012, we incurred other expense of $60,840 and $0, respectively. The increase was due to interest on a larger amount of date than the prior year.

Net loss

For the year ended July 31, 2013 and 2012, we had net loss of $1,526,562 and $215,761, respectively. The increase was due to the streaming business stopping in August 2013.

Three Months Ended April 30, 2014 Compared to Three Months Ended April 30, 2013

Revenue

We had $0 of revenues for the three-month period ended April 30, 2014 and $0 for the three-month period ended April 30, 2013.

Operating expenses

For the three months ended April 30, 2014 and 2013, we incurred operating expenses of $1,054,633 and $293,268, respectively. The operating expenses increased due to stock issuance costs for consultants and expenses associated with due diligence and related costs for potential acquisitions and amortization of debt discount.

Other expense

For the three months ended April 30, 2014 and 2013, we incurred other expense of $9,602 and $13,937, respectively. We recognized a $889,581 gain on financial derivatives and $791,323 amortization of debt discount for the three months ended April 30, 2014. In 2013, we only had interest accrued for outstanding loans.

Net loss

For the three months ended April 30, 2014 and 2013, we had a net loss of $1,064,235 and $307,205, respectively. The increase was due to amortization of debt discount and operating expenses, offset by gain recognized on the financial derivatives.

Nine Months Ended April 30, 2014 Compared to Nine Months Ended April 30, 2013

Revenue

We had $80 of revenues for the nine-month period ended April 30, 2014 and $0 for the nine-month period ended April 30, 2013. We started to generate revenue during the three months ended January 31, 2014.

Operating expenses

For the nine months ended April 30, 2014 and 2013, we incurred operating expenses of $1,544,118 and $961,785, respectively. The increase was due to us spending more in stock issuance costs for consultants in conjunction with acquisitions and amortization of debt discount.

Other expense

For the nine months ended April 30, 2014 and 2013, we incurred other expense of $262,040 and $36,997, respectively. We recognized a $1,050,896 gain on financial derivatives and $1,095,201 amortization of debt discount for the nine months ended April 30, 2014. In 2013, we only had interest accrued for outstanding loans.

Net loss

For the nine months ended April 30, 2014 and 2013, we had net loss of $1,806,158 and $998,782, respectively. The increase was due to amortization of debt discount and operating expenses, partially offset by gain recognized on the financial derivatives.44

Liquidity and Capital Resources

As of the date of this report, we have yet to generate any significant revenues from our business operations.

As of April 30, 2014, our total assets were $1,109,718, including cash in the amount of $200,149. Our total liabilities were $2,606,742, which is primarily consisted of the accounts payable and accrued liabilities, derivate liabilities,  and notes payable.

We intend to meet our cash requirements for the short term by generating revenue and through a combination of debt financing and equity financing by way of private placements.  We currently do not have any arrangements or commitments in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us. If we are not able to raise the amount needed to fully implement our business plan as anticipated, we will scale our business development in line with available capital.

Our primary priority will be to retain our reporting status with the SEC which means that we will first ensure that we have sufficient capital to cover our legal and accounting expenses.

Once these costs are accounted for, in accordance with how much financing we are able to secure, we will focus on market awareness, testing and servicing costs as well as marketing and advertising to social media marketing websites.  We will likely not expend funds on the remainder of our planned activities unless we have the required capital

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

Financial Derivatives

All derivatives are recorded at fair value on the balance sheet. Fair values for securities traded in the open market and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company’s valuation techniques used to measure the fair value of money market funds and certain marketable equity securities were derived from quoted prices in active markets for identical assets or liabilities. The valuation techniques used to measure the fair value of all other financial instruments, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person:

Name	Age	Positions

Adam Radly	46	President and Chief Executive Officer, and Chairman of the Board of Directors

Bob Bates	46	Chief Financial Officer

Jeff Mandelbaum	51	Director

Adam Radly has served as our President and Chief Executive Officer, and Chairman of the Board of Directors, since October 2013.

Bob Bates has served as our Chief Financial Officer since April 2014.

Jeff Mandelbaum has served as Director since April 2014.

Employment Agreements

The Company is not party to any employment agreements.

Family Relationships

There are no family relationships between any of our directors or executive officers and any other directors or executive officers.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted of any crimes (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Code of Ethics

We have not adopted a Code of Ethics.

Term of Office

Our directors are appointed to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board, absent an employment agreement.

Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board established a nominating committee. The Board is of the opinion that such committees are not necessary since the Company is an early exploration stage company and has only two directors, and to date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

EXECUTIVE COMPENSATION

Executive Compensation

The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our principal executive officer and principal financial officer and by each other executive officer for the period from August 1, 2013 to July 31, 2014:

Summary Compensation Table

						Non-Equity
						Incentive	Nonqualified
Name and		Salary/ Consulting		Stock	Option	Plan	Deferred	All Other
Principal Position	Year	fees ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Compensation ($)	Compensation ($)	Total ($)

Adam Radly (1)	2013	200,000	0	0	0	0	0	0	200,000
Bob Bates (2)	2014	81,000	0	0	0	0	0	0	81,000

(1) Appointed President and Chief Executive Officer, and Chairman of the Board of Directors, on October 6, 2013. Mr. Radly’s fees are received by Southbase, LLC for work performed.

(2) Appointed Treasurer and Chief Financial Officer on April 1, 2014. Mr. Bates worked for Xumanii since October 6, 2013 as a contract CFO. HP Accounting Svcs., Inc. receives fees in connection with work performed by Mr. Bates and his staff for accounting, bookkeeping, SEC filings, audit preparation, obtaining financing and other financial, legal and regulatory responsibilities.

Option Grants

Currently we had no equity awards outstanding.

Option Exercises and Fiscal Year-End Option Value Table.

Currently there were no stock options granted to the named executive officers.

Long-Term Incentive Plans and Awards

Currently there were no awards made to the named executive officer under any long-term incentive plan.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Director Compensation

The following table sets forth director compensation for the period from August 1, 2013 to December 31, 2013:

	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Adam Radly (1)	0	0	0	0	0	0	0

Jeff Mandelbaum (2)	24,000	0	0	0	0	0	24,000

(1) Appointed President and Chief Executive Officer, and Chairman of the Board of Directors, on October 6, 2013.

(1) Appointed Director on April 1, 2014. Mr. Mandelbaum also performed consulting services prior to his appointment as Director.

We have no standard arrangement to compensate directors for their services in their capacity as directors. Except as set forth above, directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date hereof with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of: 9550 South Eastern Ave. Suite 253-A86, Las Vegas, NV 89123

In computing the number and percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of January 10, 2014 by the exercise of shares of Series A Preferred Stock and Series B Preferred Stock. These shares, however, are not counted in computing the percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock (1)

Common Stock	Adam Radly	181,000,000	(1)	5.0%
Preferred Stock	Adam Radly	10,000,000	(2)(3)	69.0%
All directors and executive officers as a group (3 persons)-fully diluted basis		26,881,600,227		82.0%

* Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	As of the date of this Prospectus, we have 6,077,232,853 shares of common stock issued, 5,000,000 shares of Series A Preferred Stock, and 10,000,000 shares of Series B Convertible Preferred Stock.

(2)	There is an agreement between Intersino and Xumanii whereby Intersino receives convertible Preferred shares of Xumanii when it performs services to obtain new subscribers for Xumanii.

(3)
On a fully-converted basis. The 10,000,000 shares of Preferred stock are convertible at $0.267 per share into $2,670,000 of common stock. At the current price of $.0001, this is 26,700,000,000 shares of common stock. The super-majority is arrived at by showing the stock on an as-if converted basis. The company has filed its Preferred Stock designation with the state of Nevada outlining the voting terms of Preferred shareholders. The designation indicates each share of Preferred stock is convertible to 2,670 shares of common and votes alongside common shareholders, regardless of whether the total amount of as-if converted common exceeds the current authorized stock.

A party related to Adam Radly is a controlling shareholder in LS Technology (and Intersino), Xumanii’s largest shareholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

We have not adopted a code of ethics, and as such, we still rely on our board of directors to review related party transactions on an ongoing basis to prevent conflicts of interest. Our board of directors reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to our board of directors for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If our Board finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. Our board of directors approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company.

Director Independence

During the year ended July 31, 2013, we had no independent directors on our board of directors. Our board of directors is currently composed of seven members, one of whom qualifies as an independent director We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the SEC. Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act of 1933, as amended. In addition, the registrant’s Bylaws provide that the registrant has the authority to indemnify the registrant’s directors and officers and may indemnify the registrant’s employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. The registrant is also empowered under the registrant’s Bylaws to purchase insurance on behalf of any person whom the registrant is required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at /www.sec.gov. We maintain the website www.imerjn.com.

FINANCIAL STATEMENTS

Xumanii International Holdings Corp.
(formerly Xumanii Inc.)
(A Development Stage Company)

For years ended July 31, 2013 and 2012

For nine months ended April 30, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Xumanii, International Holdings Corp.
(formerly Xumanii, Inc.)
(A Development Stage Company)
Las Vegas, Nevada

We have audited the accompanying balance sheets of Xumanii International Holdings Corp. (“Xumanii” or the “Company”) (Development Stage Company) as of July 31, 2013 and 2012, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended July 31, 2013 and 2012, and the period from May 6, 2010 (inception) to July 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Xumanii as of July 31, 2013 and 2012, and the results of its operations and its cash for the years ended July 31, 2013 and 2012 and the period from May 6, 2010 (inception) to July 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, as of July 31, 2013, the Company has an accumulated deficit, limited liquidity and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs for the next twelve-month period, which raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
October 29, 2013

Xumanii International Holdings Corp (formerly Xumanii, Inc.)
Balance Sheets
(a Development Stage Company)
As of July 31, 2013 and 2012

	July 31, 2013	July 31, 2012
ASSETS
Current assets
Cash	$38,170	$8,725
Prepaid expenses	12,276	-
Total current assets	50,446	8,725

Fixed assets, net	52,781	14,955

Total assets	$103,227	$23,680

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable & accrued liabilities	$49,580	$5,517
Advances from related parties	48,250	41,850
Loans payable	1,070,699	200,100
Note payable	642,242	-
Total current liabilities	1,810,771	247,467

Commitment and contingencies

Stockholders' deficit
Series A preferred stock, $0.00001 par value; 100,000,000 shares authorized;
zero share issued and outstanding	-	-
Series B preferred stock, $0.00001 par value; 100,000,000 shares authorized;
zero share issued and outstanding	-	-
Common stock, $0.00001 par value; 450,000,000 shares authorized;
271,610,552 and 341,300,300 shares issued and outstanding, respectively	2,716	3,413
Additional paid-in capital	81,065	37,563
Deficit accumulated during development stage	(1,791,325)	(264,763)
Total stockholders' deficit	(1,707,544)	(223,787)

Total liabilities and stockholders' deficit	$103,227	$23,680

The accompanying notes are an integral part of these financial statements.

Xumanii International Holdings Corp (formerly Xumanii, Inc.)
Statements of Operations
(a Development Stage Company)
For the Years Ended July 31, 2013 and 2012 and for the Period from May 6, 2010 (Inception) to July 31, 2013

			For the Period
	For the Year	For the Year	from May 6, 2010
	Ended July 31,	Ended July 31,	(inception) to
	2013	2012	July 31, 2013

Operating expenses:
General and administrative	$1,086,889	$58,459	$1,148,706
Consulting	181,229	142,427	345,253
Legal and accounting	196,644	14,750	233,016
Transfer agent fees	960	125	3,510
Total operating expenses	1,465,722	215,761	1,730,485

Other expense:
Interest expense	60,840	-	60,840

Net loss	$(1,526,562)	$(215,761)	$(1,791,325)

Weighted average common shares outstanding - basic and diluted	271,610,552	341,300,300

Net loss per common share - basic and diluted	$(0.01)	$(0.00)

The accompanying notes are an integral part of these financial statements.

Xumanii International Holdings Corp (formerly Xumanii, Inc.)
Statement of Changes in Stockholders' Equity (Deficit)
(a Development Stage Company)
For the Period from May 6, 2010 (inception) to July 31, 2013

								Deficit
								Accumulated
							Additional	During the
	Preferred Stock A		Preferred Stock B		Common Stock		Paid-In	Development
	Shares	Par	Shares	Par	Shares	Par	Capital	Stage	Total

Balance – May 6, 2010 (inception)	-	$-	-	$-	192,500,000	$1,925	$5,100	$-	$7,025
Common stock issued for cash					77,252,632	773	20,296		21,069
Net loss								(4,110)	(4,110)

Balances – July 31, 2010	-	-	-	-	269,752,632	2,698	25,396	(4,110)	23,984
Common stock issued for cash					71,547,668	715	12,167		12,882
Net loss								(44,892)	(44,892)

Balances – July 31, 2011	-	-	-	-	341,300,300	3,413	37,563	(49,002)	(8,026)
Net loss								(215,761)	(215,761)

Balances – July 31, 2012	-	-	-	-	341,300,300	3,413	37,563	(264,763)	(223,787)
Imputed interest							42,805		42,805
Common stock cancellation					(69,689,748)	(697)	697		-
Net loss								(1,526,562)	(1,526,562)

Balances – July 31, 2013	-	$-	-	$-	271,610,552	$2,716	$81,065	$(1,791,325)	$(1,707,544)

The accompanying notes are an integral part of these financial statements.

Xumanii International Holdings Corp (formerly Xumanii, Inc.)
Statements of Cash Flows
(a Development Stage Company)
For the Years Ended July 31, 2013 and 2012 and for the Period from May 6, 2010 (Inception) to July 31, 2013

			For the Period
	For the Year	For the Year	from May 6, 2010
	Ended July 31,	Ended July 31,	(inception) to
	2013	2012	July 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,526,562)	$(215,761)	$(1,791,325)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation expense	19,242	500	19,742
Imputed interest	42,805	-	42,805
Changes in operating assets and liabilities:	-	-	-
Prepaid expenses	(12,276)	-	(12,276)
Accounts payable & accrued liabilities	44,063	(58)	49,580
Net cash used in operating activities of operations	(1,432,728)	(215,319)	(1,691,474)

CASH FLOW INVESTING ACTIVITIES
Purchase of fixed assets	(57,068)	(15,455)	(72,523)
Net cash used in investing activities	(57,068)	(15,455)	(72,523)

CASH FLOW FINANCING ACTIVITIES
Proceeds from issuance of common stock	-	-	40,976
Proceeds from loans payable	1,470,720	200,100	1,670,820
Proceeds from related party loans payable	110,982	-	110,982
Repayments on related party loans payable	(68,861)	-	(68,861)
Common stock issued for cash	-	-	-
Related party advances	6,400	39,354	48,250
Net cash provided by financing activities	1,519,241	239,454	1,802,167

NET CHANGE IN CASH	29,445	8,680	38,170
CASH AT BEGINNING OF PERIOD	8,725	45	-
CASH AT END OF PERIOD	$38,170	$8,725	$38,170

SUPPLEMENTAL INFORMATION:
Interest paid	$18,035	$-	$18,035
Income tax paid	$-	$-	$-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion from loans payable to note payable	$642,242	$-	$642,242

The accompanying notes are an integral part of these financial statements.

Xumanii, International Holdings Corp
(formerly Xumanii, Inc.)
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Xumanii International Holdings Corp. (the “Company” or “Xumanii”) (formerly Xumanii, Inc.).)(A Development Stage Company) was incorporated in Nevada on May 6, 2010.

On July 11, 2012, the sole Board of Director and the majority shareholder of the Company approved and consented in writing in lieu of a special meeting of the Board of Directors and a special meeting of the Stockholders to the following actions:

-	An amendment to the Company’s Articles of Incorporation to increase the number of shares of the authorized common stock from 100,000,000 to 450,000,000;

-	An amendment to the Company’s Articles of Incorporation to create 100,000,000 shares of “blank check” preferred stock; and

-	An amendment to the Company’s Articles of Incorporation to effect a change of the Company’s name from “Medora Corp.” to “Xumanii, Inc.” then to Xumanii International Holdings Corp in 2013.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Earnings (Loss) Per Common Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For all periods presented, there were no potentially dilutive securities outstanding.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fixed Assets

Fixed assets are stated at cost. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method for financial reporting purposes.

Expenditures for normal repairs and maintenance are charged to expense as incurred. Significant renewals and improvements are capitalized. The cost and related accumulated depreciation of assets retired or otherwise disposed of are eliminated from the accounts, and any resulting gain or loss is recognized in the year of disposal.

During the year ended July 31, 2013, the Company acquired certain office equipment and computers totaled $57,068 and recorded depreciation expense of $19,242 using a useful life of three years.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company computes a deferred tax asset for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Subsequent Events

The Company has evaluated all transactions from July 31, 2013 through the financial statement issuance date for subsequent event disclosure consideration.

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies Xumanii will continue to meet its obligations and continue its operations for the next fiscal year. As of July 31, 2013, the Company has an accumulated deficit of $1,791,325, limited liquidity and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs for the next twelve month period. The Company’s sole officer and director is unwilling to loan or advance any additional capital to the Company, except for the costs associated with the preparation and filing of reports with the Securities and Exchange Commission (“SEC”). These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of Xumanii as a going concern is dependent upon financial support from its stockholders, the ability of Xumanii to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Xumanii be unable to continue as a going concern.

NOTE 3 – RELATED PARTY TRANSACTIONS

As of July 31, 2013, there were $48,250 of related party advances.

As of July 31, 2012, the Company had a payable to the Company’s former president, Mr. Craig McKenzie, in the amount of $41,850 that was used for payment of expenses on behalf of the Company.  The amount has been paid off.

NOTE 4 – LOANS PAYABLE AND NOTE PAYABLE

To date, the Company received $1,670,820 from a third party. This includes a convertible note of $642,242, with an interest rate of 5%, is unsecured, and is due in December 2013. The remainder was an advance that did not have specific terms so $42,805 of  interest was imputed.  The note was considered for derivative and beneficial conversion features and no additional accounting treatment was required. Since the note isn’t convertible until December31 the number of shares at that point can’t be determined yet.

NOTE 5 – INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. Since inception, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry- forward is $1,791,325 at July 31, 2013, and will begin to expire in the year 2030.

At July 31, 2013 and 2012, deferred tax assets consisted of the following:

	2013	2012

Deferred tax assets (net operating loss carry-forwards)	$609,050	$89,000
Less: valuation allowance	(609,050)	(89,000)
Net deferred tax asset	$-	$-

NOTE 6 – EQUITY TRANSACTIONS

On October 4, 2012, the sole Board of Director and the majority shareholder of the Company approved and consented in writing in lieu of a special meeting of the Board of Directors and a special meeting of the Stockholders to a 5.5-for-1 forward stock split of the issued and outstanding shares of the Company’s Common Stock, bringing the total issued and outstanding Common shares from 49,383,737 to 271,610,552. The Company’s financial statements have been retroactively restated to incorporate the effect of the forward split.

Subsequently 69,689,748 shares were cancelled and returned to treasury stock.

NOTE 7 – SUBSEQUENT EVENTS

On July 2, 2014 the Company received an additional $50,000 from third-party equity lenders. This advance bears interest at various rates, is unsecured, and has various terms of repayment.

Xumanii International Holdings Corp.
(formerly Xumanii, Inc.)
Balance Sheets
(Unaudited)

	April 30, 2014	July 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$200,149	$38,170
Due from related party	376,451	-
Prepaid expenses	212,276	12,276
Total current assets	788,876	50,446

Intangible assets, net	320,842	-
Fixed assets, net of accumulated depreciation of $0 and $19,742, respectively	-	52,781

Total assets	$1,109,718	$103,227

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$214,467	$49,580
Advances from related parties	-	48,250
Loans payable	-	1,070,699
Derivative liabilities	828,055	-
Note payable, net of discount of $2,122,723 and $0, respectively	1,564,220	642,242
Total current liabilities	2,606,742	1,810,771

Commitment and contingencies

Stockholders' deficit
Series A preferred stock, $0.00001 par value; 100,000,000 shares authorized;
none issued and outstanding	-	-
Series B preferred stock, $0.00001 par value; 100,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.00001 par value; 10,000,000,000 shares authorized;
450,308,162 and 271,610,552 shares issued and outstanding, respectively	4,503	2,716
Additional paid-in capital	2,095,956	81,065
Accumulated deficit	(3,597,483)	(1,791,325)
Total stockholders' deficit	(1,497,024)	(1,707,544)

Total liabilities and stockholders' deficit	$1,109,718	$103,227

The accompanying notes are an integral part of these financial statements.

Xumanii International Holdings Corp.
(formerly Xumanii, Inc.)
Statements of Operations
(Unaudited)

	For the 3 Months	For the 3 Months	For the 9 Months	For the 9 Months
	Ended April 30,	Ended April 30,	Ended April 30,	Ended April 30,
	2014	2013	2014	2013

Revenues	$-	$-	$80	$-

Operating expenses:
General and administrative	1,054,633	293,268	1,544,198	961,785
Total operating expenses	1,054,633	293,268	1,544,118	961,785

Operating loss	1,054,633	293,268	1,544,118	961,785

Other (income) expense:
Gain on change in fair value of derivatives	(889,581)	-	(1,050,896)	-
Interest expense	889,183	13,937	1,260,065	36,997
Loss on fixed assets	-	-	52,871	-
Total other (income) expenses	9,602	13,937	262,040	36,997

Net loss	$(1,064,235)	$(307,205)	$(1,806,158)	$(998,782)

Weighted average common shares outstanding - basic and diluted	402,814,235	341,300,300	315,156,884	341,300,300

Net loss per common share - basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)

The accompanying notes are an integral part of these financial statements.

Xumanii International Holdings Corp
Statements of Cash Flows
(Unaudited)

	For the 9 Months	For the 9 Months
	Ended April 30,	Ended April 30,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,806,158)	$(998,782)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,099,199	12,486
Imputed interest	42,800	26,791
Loss on disposal of fixed assets	52,781	-
Gain on change in fair value of financial derivatives	(1,050,896)	-
Shares-based compensation	497,379	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	-	(12,276)
Due to related parties	-	-
Accounts payable and accrued liabilities	164,187	174,596
Net cash used in operating activities of operations	(1,000,708)	(797,185)

CASH FLOW INVESTING ACTIVITIES
Purchase of fixed assets	-	(51,435)
Purchase of intangible asset	(48,342)	-
Net cash used in investing activities	(48,342)	(51,435)

CASH FLOW FINANCING ACTIVITIES
Proceeds from notes payable	3,155,730	842,962
Repayments on notes payable	(1,320,000)	-
Change in related party advances	(424,701)	2,898
Net cash provided by financing activities	1,411,029	845,860

NET CHANGE IN CASH	361,979	(2,760)
CASH AT BEGINNING OF PERIOD	38,170	8,725
CASH AT END OF PERIOD	$200,149	$5,965

SUPPLEMENTAL INFORMATION:
Interest paid	$-	$-
Income tax paid	$-	$-

NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of notes payable to common shares	$1,204,000	$-
Debt discount - fair value of financial derivatives	$1,027,522	$-
Retirement of common shares	$112	$-
Subscription receivable issued for shares issued	$330,000	$-
Shares issued to acquire intangible assets	$272,500	$-

The accompanying notes are an integral part of these financial statements.

Xumanii International Holdings Corp.
(formerly Xumanii Inc.)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Xumanii International Holdings Corp. (“Xumanii” or the “Company”) was incorporated in the State of Nevada on May 6, 2010.

The Company's name and trading symbol were changed from Medora Corp. and MORA, repectively, effective September 7, 2012 to Xumanii, Inc. and XUII, respectively. Subsequently, the name was changed to Xumanii International Holdings Corp.

Xumanii was a platform that broadcasted live events in HD with a new technology that combines hardware and a software platform to broadcast from multiple cameras, wirelessly an event with an extremely low production cost until September 30, 2013. In October 2013, the business plan for Xumanii was changed to enter into the branded tablet market, cloud storage market and app market and pursue acquisitions that may be synergistic to the company’s focus in various technologies.

Basis of Presentation

The accompanying unaudited interim financial statements of  the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto elsewhere in this prospectus.    In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2013 as reported elsewhere in this prospectus

Xumanii International Holdings Corp.
(formerly Xumanii Inc.)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Earnings (Loss) Per Common Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For all periods presented, there were no potentially dilutive securities outstanding.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Impairment of Long-Lived Assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable or at a minimum annually during the fourth quarter of the year. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset’s carrying value to determine if an impairment of such asset is necessary. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

Financial Derivatives

All derivatives are recorded at fair value on the balance sheet. Fair values for securities traded in the open market and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

Xumanii International Holdings Corp.
(formerly Xumanii Inc.)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

Fair Value Measurement

The Company values its derivative instruments under FASB ASC 820 which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

As defined in ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The Company uses Level 3 to value its derivative instruments.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company computes a deferred tax asset for net operating losses carried forward. The potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Stock-based Compensation

The Company estimates the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model and common shares based on the last quoted market price of the Company’s common stock on the date of the share grant. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. As share-based compensation expense is recognized based on awards ultimately expected to vest, the Company reduces the expense for estimated forfeitures based on historical forfeiture rates. Previously recognized compensation costs may be adjusted to reflect the actual for feature rate for the entire award at the end of the vesting period. Excess tax benefits, if any, are recognized as an addition to paid-in capital.

Xumanii International Holdings Corp.
(formerly Xumanii Inc.)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

Recently Issued Accounting Pronouncements

The Company does not expect the adoption of any recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies Xumanii will continue to meet its obligations and continue its operations for the next twelve months. As of April 30, 2014, the Company has an accumulated deficit of $3,597,483, limited liquidity and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs for the next twelve month period. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of Xumanii as a going concern is dependent upon financial support from its stockholders, the ability of Xumanii to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Realization value may be substantially different from carrying values as shown and these financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should Xumanii be unable to continue as a going concern.

NOTE 3 – NOTES PAYABLE

As of April 30, 2014, the Company had the following loans payable outstanding

Convertible notes

On October 10, 2013, the Company entered into a convertible promissory note with a third party for $37,500, with an initial discount of $2,500. The note bears interest at 8% and a maturity date of July 12, 2014. In the event that the note remains unpaid at that date, the Company will pay default interest at 22%. The lender has the right after a period of 180 days to convert the balance outstanding into the Company's common stock at a rate equal to 51% of the average of the three trading prices during the 10 trading days prior to the conversion date.

On March 17, 2014, the Company entered into a convertible promissory note with a third party for $53,500. The note bears interest at 8% and a maturity date of December 19, 2014. The lender has the right after a period of 270 days to convert the balance outstanding into the Company's common stock at a rate equal to 45% of the lowest trading prices during the 30 trading days prior to the conversion date.

On October 21, 2013, the Company entered into a convertible note with a third party for $25,000. This note bears an interest rate of 12% per annum and is due April 21, 2014. The lender has the right at any time prior to the maturity date to convert the principal and interest outstanding into the Company's common stock at a rate equal to 50% of the average of three lowest closing prices during the ten trading days prior to the conversion date.

On March 24, 2014, the Company entered into a convertible promissory note with a third party for $100,000. The note bears interest at 12% and a maturity date of September 24, 2014. The lender has the right after a period of 180 days to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the average of the three trading prices during the 20 trading days prior to the conversion date

On October 23, 2013, the Company entered into a promissory note with a third party for $500,000, with an initial discount of $50,000. During the three months ended October 31, 2013, the Company received the first advance of $50,000. During the three months ended April 30, 2014 the Company received an additional $125,000. The note has a maturity date of two years from effective date of each payment and bears and interest rate of 12%. The note can be converted into the Company’s common stock at lessor of $0.03 or 60% of the lowest trade price in the 25 trading days previous to the conversion.

On December 23, 2013, the Company entered into a note purchase agreement with a third party to purchase a Convertible Promissory Note for $113,500, with an initial discount of $13,500. This note bears an interest rate of 8% per annum and is due December 27, 2014.The lender has the right at any time on or after 90 days from the issuance date to convert the balance outstanding into the Company's common stock at a rate equal to 55% of the lowest sale price of the common stock for the 20 trading immediately prior to the voluntary conversion date. During the quarter ended April 30, 2014, the Company issued $25,000 of common stock. Balance on this note as of April 30, 2014 $73,500.

On December 13, 2013, the Company entered into a convertible note with a third party for $35,000, with an initial discount of $5,000. This note bears an interest rate of 10% per annum and is due June 1, 2014. The lender has the right after a period of 180 days to convert the balance outstanding into the Company's common stock at a rate equal to 60% of the lowest closing prices during the twenty trading days prior to the conversion date.

On March 21, 2014, the Company entered into a convertible promissory note with a third party for $55,000, with and an initial discount of $5,000. The note bears interest at 10% and a maturity date of October 1, 2014. The lender has the right after a period of 180 days to convert the balance outstanding into the Company's common stock at a rate equal to 60% of the lowest trading prices during the 20 trading days prior to the conversion date.

On December 3, 2013, the Company entered into a senior convertible note with a third party for $450,000, with an initial discount of $150,000. The note has a maturity date of June 3, 2014 and bears and interest rate of 12%. The lender has the right at any time to convert the balance outstanding into the Company's common stock at a conversion price of $0.00616 (subject to adjustment).

On December 12, 2013, the Company entered into a convertible note with a third party for $100,000, with an initial discount of $10,000. This note bears an interest rate of 10% per annum and is due December 12, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 60% of the lowest trading prices during the 15 trading days prior to the holder elected conversion date. During the quarter ended April 30, 2014 the Company converted $90,000 of this note to common stock.

On December 12, 2013, the Company entered into a convertible promissory note with a third party for $450,000, with an initial discount of $10,000. $250,000 of the note was advanced prior to January 31, 2014. During the quarter ended April 30, 2014 the additional $200,000 was advanced. This note bears an interest rate of 10% per annum and is due December 12, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 60% of the lowest trading prices during the 15 trading days prior to the holder elected conversion date. During the quarter ended April 30, 2014 the Company converted $90,000 of this note to common stock.

On October 31, 2013, the Company entered into a convertible note with a third party for $50,000, with an initial discount of $5,500. This note bears an interest rate of 8% per annum and is due October 31, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 60% of the lowest closing prices during the 20 trading days prior to the conversion date. During the three months ended April 30, 2014, the Company converted $25,750 of this note to common stock, balance outstanding on this note as of April 30, 2014 was $18,750.

On December 27, 2013, the Company entered into a convertible note with a third party for $50,000, with an initial discount of $5,500. This note bears an interest rate of 12% per annum and is due September 30, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest closing prices during the 20 trading days prior to the conversion date. During the quarter ended April 30, 2014, the Company converted $25,750 of this note to common stock, balance outstanding on this note as of April 30, 2014 was $18,750.

On December 27, 2013, the Company also entered into a convertible note with a third party for $50,000, with an initial discount of $5,500. This note bears an interest rate of 12% per annum and is due September 30, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest closing prices during the 20 trading days prior to the conversion date.

On March 20, 2014, the Company entered into a convertible promissory note with a third party for $84,000. The note bears interest at 8% and a maturity date of March 20, 2015. The lender has the right after a period of 360 days to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest trading prices during the 20 trading days prior to the conversion date.

On November 18, 2013, the Company entered into a convertible debenture with a third party for $250,000. This note bears an interest rate of 10% per annum and is due May 18, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest closing prices during the twenty trading days prior to the conversion date. During the quarter ending April 30, 2014, the Company converted $87,500 of this note to common stock, balance on this note as of April 30, 2014 was $162,500.

On November 18, 2013, the Company entered into a convertible debenture with a third party for $150,000. This note bears an interest rate of 10% per annum and is due May 18, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest closing prices during the twenty trading days prior to the conversion date. During the quarter ending January 31, 2014, the Company converted $150,000 of the note to common stock.

On November 18, 2013, the Company entered into a convertible debenture with a third party for $150,000. This note bears an interest rate of 10% per annum and is due May 18, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest closing prices during the twenty trading days prior to the conversion date. During the quarter ending January 31, 2014, the Company converted $150,000 of the note to common stock.

On November 18, 2013, the Company entered into a convertible debenture with a third party for $225,000. This note bears an interest rate of 10% per annum and is due May 18, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest closing prices during the twenty trading days prior to the conversion date.

On December 27, 2013, the Company entered into a convertible note with a third party for $50,000. This note bears an interest rate of 12% per annum and is due September 30, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest closing prices during the 20 trading days prior to the conversion date. During the quarter ended April 30, 2014, the Company converted $25,750 of the note to common stock.

On December 27, 2013, the Company also entered into a convertible note with a third party for $50,000. This note bears an interest rate of 12% per annum and is due September 30, 2014. The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest closing prices during the 20 trading days prior to the conversion date.

On April 30, 2014, the Company entered into a convertible promissory note with a third party for $37,500. The note bears interest at 8% and a maturity date of January 30, 2015. The lender has the right after a period of 360 days to convert the balance outstanding into the Company's common stock at a rate equal to 55% of the average lowest 2 day trading prices during the 15 trading days prior to the conversion date.

Xumanii International Holdings Corp.
(formerly Xumanii Inc.)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

The Company evaluated the conversion features on the above convertible notes and determined that they created an embedded financial derivative due to there being no explicit limit to the number of shares to be issued upon conversion. The Company recorded the initial fair value of $1,878,951 on the financial derivatives as discount to the convertible notes.

For the nine months ended April 30, 2014, the Company recorded $1,095,201 interest expense under straight-line method to amortize the discounts (both original discount and derivative discount) on the convertible notes. The remaining unamortized discount as of April 30, 2014 was $1,027,522.

Note payable

The Company has a note payable to Atoll Finance. Interest on the note is 5% per annum. During the nine months ended April 30, 2014, the Company (through its other lenders) repaid $1,204,000 and the balance was reduced from $1,712,242 to $451,009 including accrued interest. The note is unsecured and is currently past due. A lender has an option to purchase $312,242 of the remaining balance. The Company recorded $42,800 of imputed interest on the payable due to Atoll Finance for the nine months ended April 30, 2014.

NOTE 4 – DERIVATIVE LIABILITY

The Company evaluated the terms of the convertible notes and concluded that since the conversion prices were not fixed, and the number of shares of the Company’s common stock that are issuable upon the conversion of the convertible notes are indeterminable until such time as the note holder elects to convert to common stock, the embedded conversion features created a derivative liability.

The Company measured the derivative liability using the input attributes at each issuance date and recorded an initial derivative liability of $1,878,951. On April 30, 2014, the Company re-measured the derivative liability using the input attributes below and determined the derivative liability value to be $828,055. Other income of $1,050,896 was recorded for the nine months ended April 30, 2014 and included in the statements of operations in order to adjust the derivative liability to the re-measured value.

	Issuance date	April 30, 2014

Stock price	$0.007 - $0.024	$0.007
Exercise price	$0.005 - $0.0236	$0.004 - $0.018
Shares issuable upon conversion	97,538,960 shares	287,785,714 shares
Expected dividend yield	0.00%	0.00%
Expected life (years)	0.5 - 2 years	0.2 - 2 years
Risk-free interest rate	0.30% - 0.47%	0.30% - 0.47%
Expected volatility	147% - 310%	174% - 295%

Xumanii International Holdings Corp.
(formerly Xumanii Inc.)
NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 5 – RELATED PARTY TRANSACTIONS

During the nine months ended April 30, 2014, the Company advanced $541,451 to ACLH, LLC, an entity associated with the Company’s CEO. ACLH, LLC repaid $165,000 to the Company. Interest of 12% is being charged by the Company.

NOTE 6 – EQUITY TRANSACTIONS

During the nine months ended April 30, 2014:

-	11,160,023 shares were cancelled and returned to the Company;
-	9,615,384 shares of common stock, with fair value of $272,500, were issued for the acquisition of RFID patents;
-	122,723,335 shares of common stock were issued for the conversion of a third-party note payable in the amount of $1,204,000;
-	24,518,914 shares of common stock, with fair value of $497,379, were issued for services; and,
-	33,000,000 shares of common stock were issued for a subscription receivable of $330,000.

NOTE 7 – SUBSEQUENT EVENTS

Subsequent to April 30, 2014, the Company issued common stock:

-	33,956,473 shares were issued in conjunction with a $330,000 debt conversion of Atoll note
-	26,098,901 shares were issued for the acquisition of $320,842 of RFID patents
-	70,000,000 shares were issued in connection with the $1.5 million acquisition of Amonshare

Subsequent to April 30, 2014, the Company received $21,434 on its $330,000 subscription receivable.

On May 2, 2014, the Company entered into a convertible promissory note with a third party for $100,000.  The note bears interest at 10% per annum and with a maturity date of November 2, 2014.  The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 50% of the lowest one day closing prices during the 20 trading days prior to the conversion date.

On May 7, 2014, the Company entered into a convertible promissory note with a third party for $101,500.  The note bears interest at 12% per annum and with a maturity date of May 7, 2015.  The lender has the right to convert the balance outstanding into the Company's common stock at a rate equal to 55% of the lowest one day closing prices during the 5 trading days prior to the conversion date.

The Company decided to not pursue the previously identified VOIP acquisition target that NTIH had a letter of intent with, due to the highly complex regulatory environment surrounding the 3a9 process, which was going to fund the purchase. Also, the target’s profit was very thin and XUII believes it can find better opportunities, and will use NTIH at a future date for this purpose.

There have been significant share issuances in recent weeks due to debt conversions into stock. Since April 30 there have been 5,732,878,591 shares issues for the repayment of $1,193,574 of debt.

UNDERWRITING
This offering is self-underwritten direct public offering, without any participation by underwriters or broker-dealers. The shares will be sold through the efforts of our officers and directors.

Item 12a
INDEMNIFICATION, LIMITATION OF LIABILITY, AND
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
The Nevada Business Corporation Act requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada Business Corporation Act permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of us and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.
The Nevada Business Corporation Act prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Florida Business Corporation Act may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.
The Nevada Business Corporation Act also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.
According to our bylaws, we are authorized to indemnify our directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND FURTHER INFORMATION
We filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1, as amended, under the Securities Act with respect to the common stock being offered in this offering. Although this prospectus, which forms a part of the Registration Statement, contains all of the material information set forth in the Registration Statement, parts of the Registration Statement are omitted in accordance with the rules and regulations of the Commission.
The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the Registration Statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.
The Registration Statement, including all exhibits and schedules and amendments, has been filed with the Commission through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Copies of all of our filings with the Commission may be viewed on the Commission’s internet web site at http://www.sec.gov. We also maintain a website at http://www.imerjncom. We may include our public filings on our website, and will include such information to the extent required by applicable law and the rules and regulations of any exchange on which our shares are listed.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the fees and expenses the Company expects to incur in connection with the issuance and distribution of the securities being registered. The selling shareholders will not be responsible for any such fees. With the exception of the SEC registration fee, all amounts are estimates.

SEC Filing Fee	$17
Printing Expenses	$1,000
Accounting Fees and Expenses	$2,000
Legal Fees and Expenses	$0
Miscellaneous	$70

Total	$3,017

Item 14. Indemnification Of Directors And Officers
As permitted under the Business Corporation Law of the State of Nevada, our Certificate of Incorporation provides that all our directors shall be entitled to be indemnified for any breach of duty, provided that no indemnification may be made to or on behalf of any director if a judgment or other final adjudication adverse to the director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.
Our Certificate of Incorporation further provides for indemnification of any person for actions as a director, officer, employee or agent of the Company to the fullest extent permitted by law with regards to fines, judgments fees and amounts paid in a settlement in an action or proceeding if the person acted in good faith and in a manner the person reasonably believed in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities *

Exemption From Registration Claimed
All of the above sales by the Company of its unregistered securities were made by the Company in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). All of the individuals and/or entities that purchased the unregistered securities were primarily existing shareholders, known to the Company and its management, through pre-existing business relationships, as long standing business associates and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to management of the Company in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the Company. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

Item 16. Exhibits.

No.	Exhibit
3.1	Articles of Incorporation and amendments*
3.2	Bylaws*
5.1	Legal Opinion of Michael A. Littman, Attorney at law *

23.2	Consent of Michael A. Littman, Attorney at law. (included in 5.1)*

23.1	Consent of GBH CPAs, PC, Certified Public Accountants*

24.1	Power of Attorney (Incorporated by reference to signature page of Registration Statement on Form S-1)
*	To be filed upon Amendment
**	Filed Herewith
***	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Item 17.Undertakings

Xumanii International Holdings Corp. hereby undertakes the following:
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, we will unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.
For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be a part of and included in the registration statement as of the date it is first used after effectiveness and that no statement made in this registration statement or the prospectus that a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or the prospectus will, supersede or modify any statement that was made in the registration statement or prospectus or made in any such document immediately prior to such date of first use.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on behalf of the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on October 15, 2014.

XUMANII INTERNATIONAL HOLDINGS CORP. a Nevada corporation

By:	/S/ Adam Radly
Adam Radly
Chief Executive Officer, President & Chairman
/S/ Bob Bates Chief Financial Officer & Principal Accounting Officer
Bob Bates

Each person whose signature appears below constitutes and appoints Mr. Radly as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Xumanii International Holdings Corp. and on the dates indicated.

Dated: October 15, 2014	/S/ ADAM RADLY
Adam Radly, Chief Executive Officer,
President and Chairman
(Principal Executive Officer)

Dated: October 15, 2014	/S/ BOB BATES
Bob Bates, Chief Financial Officer & Principal Accounting Officer

PROSPECTUS

XUMANII INTERNATIONAL HOLDINGS CORP.

1,324,339,645 SHARES OF
COMMON STOCK
TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until October 31, 2014 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PROSPECTUS IS October 15, 2014